SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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Covidien Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Covidien Ltd. 131 Front Street Hamilton, HM 12 Bermuda

Tel: (441) 298-2480 Fax: (441) 298-2501

January 24, 2008

Dear Shareholder,

You are cordially invited to attend the 2008 Annual General Meeting of Shareholders of Covidien Ltd., which will be held on March 18, 2008, at 10:00 a.m., Atlantic Time, at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08, Bermuda. This is our first annual meeting of shareholders as an independent, publicly held company. Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual General Meeting and Proxy Statement. We hope you are planning to attend the meeting. Your vote is important. Whether or not you are able to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

On behalf of the Board of Directors and the management of Covidien, I extend our appreciation for your continued support.

Yours sincerely,

Richard J. Meelia President and Chief Executive Officer

COVIDIEN LTD.

NOTICE OF 2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 18, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual General Meeting of Shareholders of Covidien Ltd. will be held on March 18, 2008, at 10:00 a.m., Atlantic Time, at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08, Bermuda for the following purposes:

1.	To elect the Board of Directors;

2.	To appoint Deloitte & Touche LLP as the independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

3.	To consider and act on such other business as may properly come before the meeting or any adjournment thereof.

During the meeting, management also will present Covidien’s audited consolidated financial statements for the fiscal year ended September 28, 2007.

This Notice of Annual General Meeting and Proxy Statement and the enclosed proxy card are first being sent on or about January 24, 2008, to each holder of record of Covidien common shares at the close of business on January 16, 2008. Only holders of record of Covidien common shares on January 16, 2008 are entitled to notice of, and to attend and vote at, the Annual General Meeting and any adjournment or postponement thereof. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy via the Internet, as available, to ensure that your common shares are represented at the meeting. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Covidien shareholders of record who attend the meeting may vote their common shares personally at the meeting, even if they have sent in proxies.

By Order of the Board of Directors,

John W. Kapples

Secretary

January 24, 2008

COVIDIEN

131 Front Street

Hamilton, HM 12 Bermuda

GENERAL INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

Questions and Answers About Voting Your Common Shares and Attending the Meeting

Why did I receive this Proxy Statement?	We have sent this Notice of Annual General Meeting and Proxy Statement, together with the enclosed proxy card, because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting of Covidien Shareholders on March 18, 2008. This Proxy Statement contains information about the items being voted on at the Annual General Meeting and important information about Covidien. Our 2007 Annual Report to Shareholders, including our Form 10-K for the fiscal year ended September 28, 2007, which includes our audited consolidated financial statements for the fiscal year ended September 28, 2007, is enclosed with these materials.

To whom are you sending this Proxy Statement?	We have sent these materials to each person who is registered as a holder of our common shares in our register of shareholders (such owners are often referred to as “holders of record”) as of the close of business on January 16, 2008, the record date for the Annual General Meeting. Any Covidien shareholder as of the record date who does not receive a copy of this Notice of Annual General Meeting and Proxy Statement, together with the enclosed proxy card, may obtain a copy at the Annual General Meeting or by contacting us at (441) 298-2480.

We have requested that banks, brokerage firms and other nominees who hold our common shares on behalf of the owners of the common shares (such owners are often referred to as “beneficial shareholders” or “street name holders”) as of the close of business on January 16, 2008, forward these materials, together with a proxy card, to those beneficial shareholders. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Finally, we have provided for these materials to be sent to persons who have interests in our common shares through participation in retirement savings plans. These individuals are not eligible to vote directly at the Annual General Meeting. They may, however, instruct the trustees of these plans how to vote the common shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans.

Who is entitled to vote?	Each holder of record of our common shares on January 16, 2008, the record date for the Annual General Meeting, is entitled to attend and vote at the Annual General Meeting.

How many votes do I have?	Every holder of a common share on the record date will be entitled to one vote per share for each director to be elected at the Annual General Meeting and to one vote per share on each other matter presented at the Annual General Meeting. On January 16, 2008, there were 498,660,938 common shares outstanding and entitled to vote at the Annual General Meeting.

What proposals are being presented at the Annual General Meeting?	We intend to present proposals numbered one and two for shareholder consideration and voting at the Annual General Meeting. These proposals are for:

• Election of the Board of Directors;

• Appointment of Deloitte & Touche LLP as the independent auditors and authorization of the Audit Committee of the Board to set the auditors’ remuneration.

Other than matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting other than those set forth in this Proxy Statement.

How do I attend the Annual General Meeting?	All shareholders are invited to attend the Annual General Meeting. For admission to the Annual General Meeting, shareholders of record should bring picture identification and the admission ticket attached to the enclosed proxy card to the Registered Shareholders check-in area, where their ownership will be verified. Those who have beneficial ownership of common shares held by a bank, brokerage firm or other nominee should come to the Beneficial Owners check-in area. To be admitted, beneficial owners must bring picture identification, as well as proof from their banks or brokers that they own Covidien common shares on January 16, 2008, the record date for the Annual General Meeting. Registration will begin at 9:00 a.m. Atlantic Time and the Annual General Meeting will begin at 10:00 a.m. Atlantic Time.

How do I vote?

Most shareholders have a choice of submitting their proxies:

•        over the Internet; or

•        by completing and returning the enclosed proxy card.

Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The Internet voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on March 17 and at 11:59 p.m. Eastern Time on March 15 for individuals who have Covidien shares allocated to a retirement savings plan account. The Internet procedures have been designed to authenticate shareholders, to allow you to direct the voting of your shares and to confirm that your instructions have been properly recorded.

You may also vote in person at the Annual General Meeting. If you hold your common shares in street name, in order to vote in person at the Annual General Meeting, you must have a proxy, executed in your favor, from the record holder of your shares.

Even if you plan to be present at the Annual General Meeting, we encourage you to complete and mail the enclosed card or use the Internet to direct the voting of your common shares by proxy.

What if I return my proxy or voting instruction card but do not indicate how my shares should be voted?

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted in accordance with your instructions. If you return your proxy but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted: “FOR” the election of all nominees to the Board of Directors named on the proxy card; “FOR” proposal two; and with respect to any other matter which may properly come before the Annual General Meeting, at the discretion of the proxy holders.

If you have Covidien shares allocated to a retirement savings plan account and you do not provide voting instructions to the trustee, or if the proxy card is not received by the trustee, the trustee will vote such shares of stock at the Annual General Meeting or any adjournment or postponement in accordance with the terms of the applicable plan.

May I change or revoke my proxy after I have submitted it?	You may revoke your proxy at any time before it is exercised by timely delivery of a properly signed, later-dated proxy (including an Internet proxy) or by voting by ballot at the meeting. You may also notify our Secretary in writing before the Annual General Meeting that you are revoking your proxy.

What if I want to vote at the Annual General Meeting but I have already submitted my proxy?	The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, in order to vote at the Annual General Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

What constitutes a quorum?	The presence, in person or by proxy, of the holders of a majority of the common shares outstanding and entitled to vote at the Annual General Meeting constitutes a quorum for the conduct of business.

What vote is required in order to approve each proposal?	The affirmative vote of a majority of the common shares represented and voting at the Annual General Meeting is required for the election of directors and the appointment of our independent auditors and authorization of the Audit Committee of the Board of Directors to set the auditors’ remuneration. Pursuant to Bermuda law, (i) common shares which are represented by “broker non-votes” (i.e., common shares held by brokers which are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (ii) common shares which abstain from voting on any matter, are not included in the determination of the common shares voting on such matter, but are counted for quorum purposes.

How will voting on any other business be conducted?	Other than matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting other than those set forth in this Proxy Statement. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion.

Who will count the votes?	Broadridge Financial Solutions, Inc. will act as the inspector of election and will tabulate the votes.

Internet Availability of Proxy Materials and Annual Report

This proxy statement and our 2007 Annual Report are also available on our web site at www.covidien.com under the heading “Investor Relations.” In accordance with new rules of the Securities and Exchange Commission (the “SEC”), we intend to deliver proxy materials for our 2009 Annual General Meeting of Shareholders to you electronically, unless you specifically request a paper copy. Before our 2009 Annual General Meeting of Shareholders, you will receive a notice in the mail which explains how to access the proxy materials over the Internet and also how to request a paper copy of the materials if you so choose.

Reduce Duplicate Mailings

We are required to provide an Annual Report to all shareholders who receive this Proxy Statement. If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue duplicate mailings of future Annual Reports. To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting by the Internet, you can either follow the prompts when you vote or give the Company instructions to discontinue duplicate mailings of future Annual Reports. Street name shareholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or stockbroker.

Stockholder Account Maintenance and Website Information

Our transfer agent is Mellon Investor Services LLC. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Covidien stock and similar issues, can be handled by calling toll-free 1-866-210-6572 (U.S.) or 201-680-6578 (outside the U.S.) or by accessing Mellon’s web site at www.melloninvestor.com/isd.

For other Covidien information, you can visit our web site at www.covidien.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, and it is not incorporated by reference into this proxy statement.

Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Covidien by directors, officers or employees of Covidien in person or by telephone, facsimile or other electronic means. We have retained D. F. King & Co., Inc. to assist in solicitation of proxies. We have agreed to pay D. F. King a fee of $14,000, plus out-of-pocket expenses, for these services.

As required by the SEC and the New York Stock Exchange (the “NYSE”), we also will reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

CORPORATE GOVERNANCE

Our Board of Directors believes that good governance requires not only an effective set of specific practices, but also a culture of responsibility throughout an organization, and governance at Covidien is intended to achieve both. The Board also believes that good governance ultimately depends on the quality of an organization’s leadership, and it is committed to recruiting and retaining directors and officers of proven leadership ability and personal integrity.

Corporate Governance Guidelines

The Board has adopted governance guidelines which are designed to assist the Company and the Board in implementing effective corporate governance practices. The governance guidelines, which are reviewed annually by the Nominating and Governance Committee, address, among other things:

•	director responsibilities;

•	composition and selection of the Board, including qualification standards and independence guidelines;

•	majority voting for directors;

•	separation of the positions of Chairman of the Board and Chief Executive Officer;

•	Board committee establishment, structure and guidelines;

•	officer and director stock ownership requirements;

•	meetings of non-employee directors;

•	director orientation and continuing education;

•	Board access to management and independent advisors;

•	communication with directors;

•	Board and committee self-evaluations;

•	succession planning and management development review;

•	CEO performance review;

•	director compensation;

•	ethics and conflicts of interest; and

•	policy on shareholder rights plans.

The governance guidelines are posted on our web site at www.covidien.com. We will also provide a copy of the governance guidelines to shareholders upon request.

Independence of Nominees for Director

As noted above, the governance guidelines include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Covidien. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she, or an immediate family member, is or has been within the last three years:

•	an employee (or in the case of an immediate family member, an executive officer) of Covidien;

•	a partner or employee of an audit firm and personally worked on our audit during that time;

•	a current partner or employee of our auditor;

•	an executive officer of a public company that has or had on the compensation committee of its Board an executive officer of Covidien (during the same period of time);

•	an advisor, consultant or other person who received more than $100,000 in direct compensation from Covidien, other than director and committee fees; and

•

a current employee (or in the case of an immediate family member, a current executive officer) of a company that has made payments to, or received payments from, Covidien for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition, a director will not be considered independent if the director or his or her spouse serves as an executive officer, director or trustee of a charitable organization and our contributions, not including our matching of charitable contributions by employees, exceeds, in any single year within the last three fiscal years, the greater of $1 million or 2% of such organization’s total charitable receipts during that year.

The Board has considered the independence of its members in light of these independence criteria. In connection with its independence considerations, the Board has reviewed Covidien’s relationships with organizations with which our directors are affiliated and has determined that such relationships, other than that with Tyco International Ltd. (“Tyco”), were established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors. Based on these considerations, the Board has determined that each of our directors and each of the director nominees, other than Richard J. Meelia, our Chief Executive Officer, and Christopher J. Coughlin, the Chief Financial Officer of Tyco, satisfies the criteria and is independent. These independent directors and director nominees are: Craig Arnold, Robert H. Brust, John M. Connors, Jr., Timothy M. Donahue, Kathy J. Herbert, Randall J. Hogan, III, Dennis H. Reilley, Tadataka Yamada and Joseph A. Zaccagnino. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Director Nominations Process

The Nominating and Governance Committee is responsible for developing the general criteria, subject to approval by the full Board, for use in identifying, evaluating and selecting qualified candidates for election or re-election to the Board. The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current make up of the Board. Final approval of director candidates is determined by the full Board, and invitations to join the Board are extended by the Chairman of the Board on behalf of the entire Board.

The Nominating and Governance Committee, in accordance with the Board’s governance guidelines, seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes.

As described in our Corporate Governance Guidelines:

•	directors should be individuals of the highest ethical character and integrity;

•

directors should have demonstrated management ability at senior levels in successful organizations, including as the chief executive officer of a public company or as the leader of a large, multifaceted organization, including government, educational and other non-profit organizations;

•

each director should have the ability to provide wise, informed and thoughtful counsel to senior management on a range of issues and be able to express independent opinions, while at the same time working as a member of a team;

•	directors should be free from any conflict of interest or business or personal relationship that would interfere with the duty of loyalty owed to the Company; and

•	directors should be independent of any particular constituency and be able to represent all shareholders of the Company.

The Committee assesses independence and also ensures that the members of the Board as a group maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Human Resources and Nominating and Governance Committees. Directors may not serve on more than four public company boards of directors (including Covidien) or, if the director is employed as CEO of a publicly traded company, no more than three public company boards of directors (including Covidien). No person may stand for election as a director after reaching age 72.

As provided in its charter, the Nominating and Governance Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to our Secretary at Covidien’s registered address, 131 Front Street, Hamilton HM 12, Bermuda. Any such recommendation must include:

•	the name and address of the candidate;

•

a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

The recommendation must also include documentary evidence of ownership of Covidien common shares if the shareholder is a beneficial owner, as well as the date the shares were acquired, as required by the Company’s Amended and Restated Bye-Laws.

To be considered by the Nominating and Governance Committee for nomination and inclusion in the Company’s proxy statement for the 2009 Annual General Meeting of Shareholders, shareholder recommendations for director must be received by our Secretary no later than September 26, 2008. Once the Secretary receives the recommendation, we will deliver a questionnaire to the candidate requesting additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee also receives suggestions for director candidates from Board members and, in its discretion, may also employ a third-party search firm to assist in identifying candidates for director. All 11 of our nominees for director are current members of the Board. In evaluating candidates for director, the Committee uses the guidelines described above, and evaluates shareholder candidates in the same manner as candidates proposed from all other sources. Based on the Nominating and Governance Committee’s evaluation of the current directors, each nominee was recommended for re-election.

Majority Vote for Election of Directors

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at the annual meeting and serve for one-year terms. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board.

Executive Sessions

Non-employee directors meet in executive session, without members of management present, at each regularly scheduled Board meeting and at such other times as may be deemed appropriate. These executive sessions may include a discussion with the Chief Executive Officer.

Chairman of the Board

The Board’s general policy is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate people as an aid in the Board’s oversight of management. The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities.

Code of Ethics

We have adopted the Covidien Guide to Business Conduct, which applies to all of our employees, officers and directors. The Guide to Business Conduct meets the requirements of a “code of ethics” as defined by SEC regulations and applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as all other employees, as indicated above. The Guide to Business Conduct also meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Guide to Business Conduct is posted on our web site at www.covidien.com under the heading “Investor Relations—Corporate Governance.” We will also provide a copy of the Guide to Business Conduct to shareholders upon request. We disclose any material amendments to the Guide to Business Conduct, as well as any waivers for executive officers or directors, on our web site.

Transactions with Related Persons

On June 30, 2007, our Board of Directors, upon recommendation of the Nominating and Governance Committee, adopted written policies and procedures providing for the review and approval or ratification by the Nominating and Governance Committee of certain transactions or relationships involving Covidien and its directors, executive officers, certain stockholders and their affiliates. Transactions subject to this review and approval or ratification include any transaction, arrangement or relationship or series of transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party has or will have a direct or indirect material interest. In determining whether to approve or ratify these interested transactions, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no more favorable to the affiliated third-party than terms generally available to an unaffiliated third-party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction.

As discussed elsewhere in this Proxy Statement, until our separation from Tyco on June 29, 2007, the Company constituted the healthcare business of Tyco. In connection with the separation, we entered into various agreements with Tyco, including a Separation and Distribution Agreement and a Tax Sharing Agreement. These agreements, which we have filed with the SEC, are described in more detail in our Annual Report on Form 10-K for the fiscal year ended September 28, 2007, and in other documents we have filed with the SEC. During fiscal 2007, both pre- and post-separation, the Company purchased approximately $58.5 million of goods and services from Tyco, primarily related to electronics equipment. Approximately $54.4 million of these goods and services were purchased pre-separation from what is now Tyco Electronics Ltd. Christopher J. Coughlin, a member of our Board of Directors, is the Executive Vice President and Chief Financial Officer of Tyco; he is not, however, an executive officer of Tyco Electronics Ltd.

During fiscal 2007, including pre-separation transactions by the healthcare business of Tyco, the Company purchased approximately $160,000 of goods and services from Eaton Corporation and its affiliates in the normal course of business. These goods and services were primarily related to electrical components and services. Craig Arnold, a member of our Board of Directors, is a Senior Vice President of Eaton Corporation and President of the Fluid Power Group of Eaton Corporation.

During fiscal 2007, including pre-separation transactions by the healthcare business of Tyco, the Company purchased approximately $775,300 of goods and services from Pentair, Inc. and its affiliates in the normal course of business. These goods and services were primarily related to filters, metals and molded components. Randall J. Hogan, a member of our Board of Directors, is the Chairman and Chief Executive Officer of Pentair, Inc.

Bryan C. Hanson, the brother-in-law of José Almeida, our Senior Vice President and President of our Medical Devices segment, is President of the Energy-based Devices business unit within our Medical Devices segment. In fiscal 2007, Mr. Hanson earned total cash compensation of $748,078 (including base salary, bonus, relocation reimbursements, tax gross-up on the relocation reimbursements and perquisites) and received grants of 14,478 restricted stock units (including 103 dividend equivalent units) and options to purchase 48,071 shares of our common stock. His compensation was commensurate with that of his peers.

Prior to our separation from Tyco, Amy Wendell, our Senior Vice President, Strategy and Business Development, was indebted to Tyco in fiscal 2007 for taxes paid by Tyco on her behalf in connection with the grant to her of restricted stock in 1997, 1998 and 1999. The largest aggregate amount of indebtedness outstanding at any time during fiscal 2007 was $154,818. This indebtedness bore interest at rates ranging from 5.33% to 5.40% while it was outstanding in fiscal 2007. Ms. Wendell repaid the loan in full in May 2007.

Communications with the Board of Directors

The Board has established a process for shareholders to communicate with members of the Board. If you have a concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can reach the Board via email at board.directors@covidien.com. A direct link to this email address can be found on our web site at www.covidien.com under the headings “Investor Relations—Corporate Governance.” You may also submit communications in writing to a special address or by phone to a toll-free number that are published on our web site at www.covidien.com under the headings “Contact Us—Ombudsman.” Inquiries may be submitted anonymously and confidentially.

All concerns and inquiries are received and reviewed promptly by our Ombudsman. Any concerns relating to accounting, internal controls or audit matters are sent directly to the Chair of the Audit Committee. All concerns will be addressed by the Ombudsman, with assistance from the Office of the General Counsel as necessary, unless otherwise instructed by the Audit Committee or the Chairman of the Board. The status of all outstanding concerns addressed to the Chairman of the Board, the non-employee directors or the Audit Committee will be reported to the Chairman of the Board and the Chair of the Audit Committee on a quarterly basis. The Chairman of the Board or the Audit Committee may determine that certain matters should be presented to the full Board and may direct the retention of outside counsel or other advisors in connection with any concern addressed to them. Our Guide to Business Conduct prohibits any employee from retaliating against anyone for raising or helping to resolve an integrity question.

BOARD OF DIRECTORS AND BOARD COMMITTEES

General

Our business, property and affairs are managed under the direction of the Board of Directors, which currently comprises 11 members. Directors are kept informed of our business through discussions with the Chairman of the Board, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Chairman of the Board, among other things, sets the Board agendas with Board and management input, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow to the Board and chairs an executive session of the independent directors at each formal Board meeting. Dennis H. Reilley serves as the non-executive Chairman of our Board of Directors.

From June 29, 2007, the date of our separation from Tyco, through September 28, 2007, the end of our 2007 fiscal year, the Board held three meetings. In addition to these meetings, in connection with and leading up to the separation, the Board and certain committees also engaged in informal discussions and conference calls. In fiscal 2007, all of our directors attended over 75% of the total of all meetings of the Board and the committees on which they served, except that John M. Connors, Jr. missed one Board meeting and one committee meeting. Our corporate governance guidelines provide that Board members are expected to attend each Annual General Meeting. This is our first Annual General Meeting, and we expect all of our current Board members to be in attendance.

Board Committees

The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a Compensation and Human Resources Committee, a Nominating and Governance Committee and a Compliance Committee. Assignments to, and chairs of, the committees are recommended by the Nominating and Governance Committee and selected by the Board. All committees report on their activities to the Board at each regular Board meeting. Membership on each committee other than the Compliance Committee is limited to independent, non-employee directors. A majority of the members of the Compliance Committee are independent. Each of these committees operates under a charter approved by the Board of Directors. The charters are posted on our web site at www.covidien.com (information contained on our web site is not incorporated by reference), and we will provide a copy of the charters to shareholders upon request.

The table below provides membership information for the Board and each committee as of the date of this proxy statement.

	Audit Committee	Compensation and Human Resources Committee	Nominating and Governance Committee	Compliance Committee
Independent Directors
Craig Arnold	X
Robert H. Brust	Chair
John M. Connors, Jr.		X
Timothy M. Donahue		Chair
Kathy J. Herbert		X
Randall J. Hogan, III	X
Dennis H. Reilley*			Chair	Chair
Tadataka Yamada			X	X
Joseph A. Zaccagnino			X	X
Other Directors
Christopher J. Coughlin				X
Richard J. Meelia
Number of Meetings Held in Fiscal 2007	4	3	2	N/A

* Chairman of the Board

Audit Committee

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent auditors, the performance of our internal auditors and independent auditors, our compliance with legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for selecting, retaining (subject to shareholder approval), evaluating, setting the remuneration of and, if appropriate, recommending the termination of our independent auditors. The Audit Committee held four meetings during fiscal 2007. The members of the Audit Committee are Craig Arnold, Robert H. Brust and Randall J. Hogan, III, each of whom is independent under SEC rules and NYSE listing standards applicable to Audit Committee members. Mr. Brust is the Chair of the Committee. The Board has determined that Mr. Brust and Mr. Hogan are audit committee financial experts.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee reviews and approves compensation and benefits policies and objectives, determines whether our officers, directors and employees are compensated according to these objectives and carries out the Board’s responsibilities relating to the compensation of our executives. The Compensation and Human Resources Committee held three meetings during fiscal 2007. The members of the Compensation and Human Resources Committee are John M. Connors, Jr., Timothy M. Donahue and Kathy J. Herbert, each of whom is independent under NYSE listing standards. Mr. Donahue is the Chair of the Committee.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the Annual General Meeting of shareholders, developing and recommending to the Board a set of corporate governance guidelines, and playing a general leadership role in our corporate governance. The Nominating and Governance Committee also reviews the succession planning process relating to the Chief Executive Officer and the Company’s other senior executive officers, as well as the Company’s management development process. The Nominating and Governance Committee held two meetings during fiscal 2007. The members of the Nominating and Governance Committee are Dennis H. Reilley, Tadataka Yamada and Joseph A. Zaccagnino, each of whom is independent under NYSE listing standards. Mr. Reilley is the Chair of the Committee.

Compliance Committee

The Compliance Committee, which was formed in November 2007, was created by the Board of Directors to assist the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance, government affairs and public policy issues that affect the Company. The members of Compliance Committee are Dennis H. Reilley, Tadataka Yamada and Joseph A. Zaccagnino, each of whom is independent under NYSE listing standards, and Christopher J. Coughlin. Mr. Reilley is the Chair of the Committee.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Cash Retainers

Board Members.  During fiscal 2007, our Board of Directors, upon the recommendation of the Nominating and Governance Committee, established an annual cash retainer for non-employee directors of $85,000 per year.

Committee Chairs and Audit Committee Members.  The Board of Directors, upon the recommendation of the Nominating and Governance Committee, also established a supplemental annual cash retainer of $10,000 for each Committee Chair and $5,000 for each member of the Audit Committee (including the Chair).

Chairman of the Board.  The Board, upon recommendation of the Compensation and Human Resources Committee, also established a supplemental annual cash retainer for the Chairman of the Board of $85,000 per year.

As indicated in the Director Compensation Table below, given that we were a publicly traded company for only one quarter of fiscal 2007, our Board members received cash payments equal to one-quarter of the cash retainers described above. In addition, in connection with their agreement to join our Board of Directors, Tyco paid each prospective Board member, other than Christopher J. Coughlin, a one-time cash payment of $20,000 to compensate them for their pre-separation time commitment and effort.

Equity Awards

Restricted Units.  The Board also established annual grants for each non-employee director of restricted stock units with a value of $120,000 and a supplemental grant to the Chairman of the Board of additional restricted stock units with a value of $120,000. All restricted stock units are subject to vesting, generally at the next Annual General Meeting following the grant date. Restricted stock units also accrue dividend equivalent units until the restricted stock units vest and shares are issued.

Going forward, we expect that each non-employee director will receive an annual grant of restricted stock units at each Annual General Meeting. In fiscal 2007, each non-employee director received an initial restricted stock unit award with a value of $90,000, which is equal to three-quarters of a full $120,000 annual grant and represents the time period from our fourth quarter of 2007 through the next expected annual grant date in the second quarter of 2008 (a span of approximately three quarters). Based on the volume weighted average price of our stock on the date of grant, each non-employee director received 2,090 restricted stock units and the Chairman of the Board received an additional award of 2,090 restricted stock units. The table below, however, indicates that the grant value of this award is $31,772. This is because we measure the value of the award as of the end of our fiscal year on September 28, 2007, and accounting rules allow us to expense the awards over the full vesting period. All of these fiscal 2007 awards vest on the date of the Company’s Annual General Meeting in 2008.

Non-Qualified Stock Options.  Each non-employee director also received a one-time award of 9,600 non-qualified stock options on July 2, 2007, with an exercise price of $43.09 per share. The exercise price equals the fair market value, calculated as the volume weighted average price, of our common stock on the date of grant. Each award was intended to represent approximately $120,000 of value on the date of grant. These options vest in equal installments on the first, second and third anniversary of the grant date.

General

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or committees thereof and are also permitted to use the corporate aircraft to travel to and from meetings. In addition, directors, from time to time, may make use of tickets to various sporting events provided by the Company.

The following table provides information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended September 28, 2007. Richard J. Meelia, our President, Chief Executive Officer and a director, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Meelia as an officer of the Company is shown in the 2007 Summary Compensation Table on page 28. All references to “$” in this Proxy Statement are to United States dollars.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards[1] ($)	All Other Compensation[2] ($)	Total ($)
(A)	(B)	(C)	(D)	(E)	(F)
Craig Arnold	$22,500 [3]	$31,772	$9,313	$20,000	$83,585
Robert H. Brust	$25,000 [4]	$31,772	$9,313	$20,000	$86,085
John M. Connors, Jr.	$21,250 [5]	$31,772	$9,313	$20,000	$82,335
Christopher J. Coughlin	$21,250 [6]	$31,772	$9,313	$0	$62,335
Timothy M. Donahue	$23,750 [7]	$31,772	$9,313	$20,000	$84,835
Kathy J. Herbert	$21,250 [8]	$31,772	$9,313	$20,000	$82,335
Randall J. Hogan, III	$22,500 [9]	$31,772	$9,313	$20,000	$83,585
Dennis H. Reilley	$45,000 [10]	$63,544	$9,313	$20,000	$137,857
Tadataka Yamada	$21,250 [11]	$31,772	$9,313	$20,000	$82,335
Joseph A. Zaccagnino	$21,250 [12]	$31,772	$9,313	$20,000	$82,335

[1]

The amounts in columns (C) and (D) reflect the dollar amount recognized for financial statement reporting purposes for our 2007 fiscal year (excluding forfeiture assumptions), in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), of restricted stock unit and stock option awards held by our directors. For information on the assumptions used in calculating these amounts pursuant to FAS 123R, see Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 28, 2007. These amounts reflect our accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by each director, which will likely vary based on a number of factors, including our financial performance, stock price fluctuations and applicable vesting.

[2]	Consists of a one-time pre-separation payment from Tyco of $20,000.

[3]	Mr. Arnold. Includes annual retainer of $21,250 and Audit Committee member retainer of $1,250.

[4]	Mr. Brust. Includes annual retainer of $21,250, Audit Committee member retainer of $1,250 and Audit Committee Chair retainer of $2,500.

[5]	Mr. Connors. Includes annual retainer of $21,250.

[6]	Mr. Coughlin. Includes annual retainer of $21,250.

[7]	Mr. Donahue. Includes annual retainer of $21,250 and Compensation and Human Resources Committee Chair retainer of $2,500.

[8]	Ms. Herbert. Includes annual retainer of $21,250.

[9]	Mr. Hogan. Includes annual retainer of $21,250 and Audit Committee member retainer of $1,250.

[10]	Mr. Reilley. Includes annual retainer of $21,250, Chairman of the Board supplemental retainer of $21,250 and Nominating and Corporate Governance Committee Chair retainer of $2,500.

[11]	Dr. Yamada. Includes annual retainer of $21,250.

[12]	Mr. Zaccagnino. Includes annual retainer of $21,250.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction

Effective June 29, 2007, the last day of our third fiscal quarter, we separated from Tyco and became the parent company that owns and operates Tyco’s former healthcare businesses. Throughout this Compensation Discussion and Analysis, we refer to this separation as the separation, the period before separation as pre-separation and the period after separation as post-separation.

Pre-separation, Tyco established the compensation programs applicable to our executive officers, including those named in the executive compensation tables below (to whom we refer as our named executive officers). In preparation for the separation, the Compensation and Human Resources Committee of our Board of Directors (“Compensation Committee”) reviewed these compensation programs in connection with its consideration of what programs to implement for Covidien post-separation. The Compensation Committee’s analysis included consideration of, among other things:

•	our post-separation status as a stand-alone company, rather than as part of a larger conglomerate;

•	our specific businesses; and

•	a compensation philosophy which places a greater emphasis on performance-based compensation.

As noted, Tyco’s compensation programs applied to the named executive officers during the first three quarters of our 2007 fiscal year, and the compensation programs adopted by the Compensation Committee applied to the named executive officers during the fourth quarter of our 2007 fiscal year. Accordingly, this discussion and analysis describes the compensation programs established by Tyco pre-separation, but will focus on the compensation programs approved by the Compensation Committee for the fourth quarter of our 2007 fiscal year.

Executive Compensation Philosophy

Our executive compensation philosophy is based on the following core principles:

•

Compensation should be based on a total rewards perspective, with an explicit role for each element of compensation and considering each element with a view to the aggregate value and effect of all other elements.

•

We should pay competitively, but not excessively, in order to attract and retain talented executive officers who can achieve our long-term strategic goals and create shareholder value, offering total rewards that are generally within the 50th-75th percentile range based on a review of peer companies in the medical devices and pharmaceutical industries and, as appropriate, general industry and which are fair and reasonable in light of the executive officer’s responsibilities, experience and performance.

•

Compensation should support our business strategy in the areas of customer focus, globalization, high-performance and innovation and our talent strategy, including differentiating to recognize individual performance through merit increases and individual adjustments to equity grant levels, standardizing pay levels and programs across the Company to facilitate cross-Company career progression, using equity grants to signal potential and nurture career commitment, recognizing the occasional need to pay at upper limits of market data to attract or retain key talent and emphasizing pay-for-performance through annual and long-term incentive plans rather than entitlements through perquisites and retirement benefits.

•

Our reward elements should be balanced, providing a mix of incentive plans that balances short- and long-term objectives, provides potential upside for over-achieving financial targets (capped at a market-competitive degree of leverage) with significant downside risk for missing performance targets and balances retention with reward for delivering stellar shareholder returns.

•

Compensation goals and practices should be transparent and easy to communicate, both internally and externally, with clear and consistent communication of our total rewards philosophy to executives, limitations on the number of separate compensation plans/programs we provide, minimization of the number of performance metrics per plan, continuity in plan design, alignment of executive programs across the Company and enhancement of the motivational value of compensation by regular communication of progress against goals.

•

Compensation should support effective governance. We hold Company officers to stock ownership guidelines to promote long-term ownership, long-term shareholder perspective and responsible practices; we cap cash rewards to limit windfalls; we encourage simplicity and transparency in plan designs; we establish clear processes for administering equity and employee benefit plans; and, in assessing the contributions of a particular executive officer, the Compensation Committee looks not only to results-oriented performance, but also to how those results were achieved – whether the decisions and actions leading to the results were consistent with the values of the Company – and the long-term impact of these decisions.

Operating within these principles, the Compensation Committee’s goal in setting compensation is to provide a compensation package that attracts, motivates and retains executive talent and delivers rewards to executive officers for superior Company and individual performance.

How We Determine Compensation

Compensation Committee Role and Input from Management

The Compensation Committee is responsible for the Company’s executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our key executives, which include our “Section 16” executive officers and any other employee whose base salary is equal to or in excess of $350,000. The Compensation Committee also reviews and approves actions related to other aspects of compensation that affect employees below the key executive level, including size of bonus pools, annual incentive plan performance goals, equity award design, equity value ranges and share pools.

The Compensation Committee also relies on input from our Chief Executive Officer and our Senior Vice President of Human Resources in setting each key executive officer’s performance objectives, evaluating the actual performance of each key executive (other than the Chief Executive Officer) against those objectives and recommending appropriate salary and incentive awards. The Chief Executive Officer and Senior Vice President of Human Resources participate in Compensation Committee meetings, at the request of the Compensation Committee, to provide background information and explanations supporting compensation recommendations. In addition, the Compensation Committee relies on information from its independent consultant and on information that the Company obtains from other external data providers.

When setting and assessing the overall compensation of each named executive officer, one of the factors the Compensation Committee considers is the executive’s individual performance. Pre-separation, our Chief Executive Officer’s performance was evaluated by the Board of Directors of Tyco, while evaluations of our other named executive officers, who were not executive officers of Tyco, were conducted by senior management of Tyco. Post-separation, our Chief Executive Officer conducts annual performance evaluations for each named executive officer and the Compensation Committee conducts annual performance evaluations for the Chief Executive Officer.

Covidien also utilizes a career band structure in order to (i) increase control over compensation and benefit programs and costs, (ii) align our programs with market practices, and (iii) provide internal pay equity across all of our businesses. Each of our employees have been assigned to one of eight career category bands, based on job description. Eligibility parameters for long-term incentive compensation and eligibility for participation in certain benefit programs are based on career bands. All of our named executive officers are in the same career band.

Compensation Consultants

The Compensation Committee utilizes the services of independent compensation consultants from time to time and has the sole authority to retain, compensate and terminate any such compensation consultants. Pre-separation, as the Compensation Committee was assessing existing compensation programs and policies and developing post-separation compensation programs and policies, the Compensation Committee continued to use the services of the consulting firm previously engaged by Tyco, Watson Wyatt Worldwide, to serve as a compensation consultant and advisor to the Compensation Committee. Watson Wyatt prepared a number of studies comparing the pre-separation compensation of our named executive officers with compensation of similarly-situated executive officers in peer group companies. Upon separation, the Compensation Committee reconsidered the use of a Tyco-retained compensation consultant and decided to retain a different compensation consultant. Accordingly, in June 2007, the Compensation Committee directly engaged Steven Hall & Partners as its independent compensation consultant. Steven Hall & Partners reports directly to the Compensation Committee and does not provide services to, or on behalf of, any other part of our business. Steven Hall reviews Compensation Committee materials, attends Compensation Committee meetings, assists the Compensation Committee with program design, generally provides advice to the Compensation Committee as compensation issues arise and provides recommendations on certain specific aspects of our compensation programs.

Peer Group Review

When reviewing compensation programs for the named executive officers, the Compensation Committee considers the compensation practices of specific peer companies whose annual revenues are generally within the range of one-half to two times our annual revenues, as well as compensation data from general industry published surveys. Our initial specific peer group was established by Tyco pre-separation. With the assistance of Watson Wyatt Worldwide, the Compensation Committee analyzed this peer group to determine whether the peer group was appropriate for us as a stand-alone company post-separation. Based on this analysis, the Compensation Committee concluded that the members of the group should be modified to exclude biotechnology companies and include more similarly-situated companies in the medical device industry, as well as selected pharmaceutical companies. In refining its peer group selection, the Compensation Committee considered various factors relating to these medical device and pharmaceutical companies, including the revenue, market capitalization and number of employees. The Compensation Committee approved the following post-separation specific peer group:

• Baxter International	• Schering-Plough

• Becton, Dickinson & Co.	• St. Jude Medical

• Boston Scientific	• Stryker

• Bristol-Myers Squibb	• Thermo Fisher Scientific

• Eli Lilly	• Zimmer Holdings

• Medtronic

We believe that these companies represent our primary competitors for capital, executive talent and, in some cases, business. The Compensation Committee intends to review this peer group on an on-going basis and modify it as circumstances warrant.

Tally Sheets

In setting compensation for each named executive officer, the Compensation Committee reviews each named executive officer’s total annual compensation from the previous two years, including the various elements described below. The Compensation Committee uses individual tally sheets as a presentation format to facilitate this review. The tally sheets identify the value of each pay element, including base salary, annual incentive bonus, sign-on or other cash payments, long-term incentives, equity holdings and employee benefit programs. Options on the tally sheets are valued using the Black-Scholes option pricing model in accordance with FAS 123R at their full grant date value. Restricted stock units are valued at grant date.

Elements of Compensation

Our compensation program for named executive officers has four major components, all of which are designed to work together to drive a complementary set of behaviors and outcomes.

•	Base salary. Base salary is intended to reflect the market value of the named executive officer’s role, with differentiation for individual capability.

•

Annual incentive compensation. Annual incentive compensation in the form of a market-competitive, performance-based cash bonus, is designed to focus our executives on pre-set objectives each year and drive specific behaviors that foster short-term and long-term growth and profitability.

•

Long-term incentive awards. Long-term incentive compensation, generally consisting of time-vested non-qualified stock options and restricted stock units, is designed to recognize executives for their contributions to the Company and highlight the strategic significance of each named executive officer’s role, to promote retention and to align the interests of named executive officers with the interests of our stockholders in long-term growth and stock performance, rewarding executives for shareholder value creation. Above-market levels of long-term incentive compensation are intended to make up for lower levels of retirement benefits and perquisites.

•	Employee benefit programs offered to the named executive officers include:

¡	health and welfare benefits which are generally consistent to those offered to our broad employee base;

¡	retirement benefits (including both qualified and non-qualified plans) which are adequate, but less generous than those offered to executive officers by our peers;

¡	perquisites and other benefits which are less generous than those offered to executive officers by our peers; and

¡

change in control and severance benefits designed to provide income security to our named executive officers and to facilitate our ability to attract and retain executives as we compete for talent in a marketplace in which such protections are standard practice.

In determining compensation packages for our named executive officers, the Compensation Committee seeks to strike a balance between fixed and variable compensation and between short- and long-term compensation. We believe that making a significant portion of our named executive officers’ compensation variable and long-term supports our pay-for-performance executive compensation philosophy. We also emphasize stock-based compensation to allow those most accountable for our long-term success to acquire and hold Covidien stock.

Base Salary

Each named executive officer’s base salary is designed to be competitive with comparable positions in peer group companies, with adjustments made for the complexity and unique challenges of the position and the individual skills, experience, background and performance of the executive. Pre-separation, Tyco set the compensation, including base salary, payable to those individuals who, upon separation, became our named executive officers. In connection with the separation, the Compensation Committee reviewed the pre-established base salaries, and, based on various factors, including consideration of our status as a stand-alone company, established a range of the 50th to 75th percentile of base salary compensation paid to executives in comparable positions at our newly established peer group companies and based on general industry published surveys as the target for the base salaries of our named executive officers. In reviewing the base salaries set pre-separation, the Compensation Committee determined that the base salaries of three of our named executive officers, Mr. Meelia, Mr. Dockendorff and Mr. Masterson, were significantly below this target range, and, accordingly, approved an increase in the base salary for each of these named executive officers, effective upon separation.

Mr. Meelia. In January 2007, Tyco increased the base salary of Mr. Meelia from $724,050 to $950,000. In connection with separation, the Compensation Committee specifically requested a report from Watson Wyatt Worldwide assessing the competitiveness of the compensation of our Chief Executive Officer when compared to compensation paid to chief executive officers of companies in our new, post-separation peer group and in other companies in our general industry. The data from Watson Wyatt Worldwide indicated that Mr. Meelia’s base salary of $950,000 just prior to separation was at the 22nd percentile of this post-separation peer group and just above the 25th percentile of general industry survey data. The Compensation Committee, based in part upon the recommendation of Watson Wyatt and considering Mr. Meelia’s role as the chief executive officer of a stand-alone company, approved a 5.3% increase in Mr. Meelia’s base salary to $1,000,000, effective post-separation. This increase positions Mr. Meelia’s base salary between the 25th and 50th percentile of peer and survey data. Although this establishes Mr. Meelia’s compensation below the target range, the Committee decided to utilize gradual salary increases to reach the target range rather than a one-time significant increase. Over time, based on individual and Company performance, the Compensation Committee may bring Mr. Meelia up to or above the 50th percentile peer group level.

As indicated in the Summary Compensation Table below, for fiscal 2007, Mr. Meelia’s compensation was significantly higher than that of the other named executive officers. One reason for this was the one-time $5 million payment to Mr. Meelia by Tyco. On December 29, 2006, Tyco entered into a settlement agreement with Mr. Meelia to terminate an existing retention agreement between Tyco and Mr. Meelia. In consideration for termination of that retention agreement and in full satisfaction of all of Mr. Meelia’s rights under the agreement, Tyco agreed to pay $5 million to Mr. Meelia in January 2007.

Mr. Dockendorff. In January 2007, Mr. Dockendorff’s base salary was increased from $464,297 to $520,000. Market data compiled by Watson Wyatt also indicated that our Executive Vice President and Chief Financial Officer’s base salary of $520,000 just prior to separation was below the 25th percentile of our post-separation peer group and between the 25th and 50th percentile of market survey data. Accordingly, based in part upon the recommendation of Watson Wyatt and considering his role as the chief financial officer of a stand-alone company, the Compensation Committee approved a 4.8% increase in Mr. Dockendorff’s base salary to $545,000, effective post-separation. This increase positions Mr. Dockendorff’s base salary between the 25th and 50th percentile of our post-separation peer group and just above the 50th percentile of market survey data. Although this establishes Mr. Dockendorff’s compensation below the target range, the Committee decided to utilize gradual salary increases to reach the target range rather than a one-time significant increase. Over time, based on individual and Company performance, the Compensation Committee may bring Mr. Dockendorff up to or above the 50th percentile of peer levels.

Mr. Masterson. In January 2007, Mr. Masterson’s base salary was increased from $328,228 to $400,000. Market data compiled by Watson Wyatt also indicated that our Senior Vice President and General Counsel’s base salary of $400,000 just prior to separation was below the 25th percentile of our post-separation peer group and between the 25th and 50th percentile of market survey data. Accordingly, based in part upon the recommendation of Watson Wyatt and considering his role as the general counsel of a stand-alone company, the Compensation Committee approved a 6.3% increase in Mr. Masterson’s base salary to $425,000, effective post-separation. This increase positions Mr. Masterson’s base salary just below the 25th percentile of our post-separation peer group and between the 25th and 50th percentile of market survey data. Although this establishes Mr. Masterson’s compensation below the target range, the Committee decided to utilize gradual salary increases to reach the target range rather than a one-time significant increase. Over time, based on individual and company performance, the Compensation Committee may bring Mr. Masterson up to or above the 50th percentile of market survey data.

The Compensation Committee did not increase the base salaries of Ms. Quinn-Quintin (who was hired in October 2006) or Mr. Almeida in connection with separation because the salaries of these two individuals at the time of separation fell within the 50th and 75th percentiles of market survey data.

Pre-separation, base salaries historically were reviewed and established at 12- to 24-month intervals, depending on competitive salary positioning. Going forward, the Compensation Committee intends to review the base salary payable to our named executive officers on an annual basis. The Compensation Committee will adjust base salaries in the future as it deems appropriate based on various factors, including the role and performance of the named executive officers, market compensation-levels and internal compensation equity considerations.

Annual Incentive Compensation

The Compensation Committee believes that annual incentive bonus awards should be market competitive awards that, when analyzed within the context of total compensation payable to our named executive officers, generally maintains the named executive officer’s total compensation within the 50th to 75th percentile range of total compensation paid to executives in comparable positions at our newly established peer group and, as appropriate, general industry. Under the annual incentive plan, which, as applied to the named executive officers, is an element of our 2007 Stock and Incentive Plan, employees, including the named executive officers, are eligible for annual incentive cash bonus awards based on the Company’s attainment of specific pre-established performance metrics at fiscal year-end. The annual incentive plan is generally structured as follows, with changes made from year to year to reflect changing business needs and competitive circumstances:

•

At the beginning of each fiscal year, the Compensation Committee establishes performance measures and goals, which include the financial metrics being assessed, as well as minimum thresholds required to earn an award and target and maximum payout percentages.

•

Also at the beginning of each fiscal year, the Compensation Committee sets payout targets for each executive, expressed as a percentage of base salary. In general, the Compensation Committee will establish the individual payout targets for each named executive officer each year based on the executive’s level of responsibility and upon an examination of compensation information from our peer group and published industry surveys.

•

After the close of each fiscal year, the Company calculates performance against the pre-established measures for the Company and for each group, division and business unit. The named executive officers receive an award based on their individual payout target percentage and the Company’s performance relative to the specific performance goal.

For fiscal 2007, the performance measures, established pre-separation by Tyco, were operating income and free cash flow. Operating income consists of net income before the special items described in the footnote to the table below, and free cash flow is cash flow from operating activities, minus capital expenditures. Each performance measure represents part of the total annual incentive bonus award calculation, and different measures are weighted differently in the calculation.

The minimum threshold required to earn an award for fiscal 2007 was 85% of the established performance goal, and the maximum payout was at attainment of 115% of the performance goal. Under the plan, actual awards could have ranged from 0% of the individual’s award goal (for performance below the 85% level), to 200% of the individual’s award goal (for performance at or over the 115% level). We link performance measures together to ensure that if the minimum threshold on one performance measure is not attained, then the other performance measure(s) are limited to 100% of their goals. For example, if operating income was below 85% of the established performance level, then the maximum payout for the free cash flow performance goal would have been 100% (rather than 115%). In other words, to achieve greater than 100% payout for any performance measure, the minimum threshold must be met for all other performance measures. For awards made for fiscal 2007, the individual target percentages, initially set pre-separation by Tyco and ratified by our Compensation Committee, ranged from 75% to 120% of the named executive officers’ base salaries.

The table below summarizes the performance measures, weights, targets and actual results used to determine the fiscal 2007 annual incentive bonuses payable to our named executive officers, four of whom are corporate officers and one of whom, José Almeida, is a non-corporate executive officer. Performance bonus payouts for fiscal 2007 were approved in November 2007 by our Compensation Committee.

Fiscal 2007 Annual Incentive Compensation Design Summary

Executive Officer	Performance Measure(1)	Weight	Performance Target	Actual Performance
			(dollars in billions)
Richard J. Meelia, Charles J. Dockendorff, John H. Masterson, and Karen A. Quinn-Quintin	Operating Income (Covidien Ltd.)	50%	$2.261	$2.129
	Free Cash Flow (Covidien Ltd.)	50%	$2.152	$2.305

José E. Almeida	Operating Income (Covidien Ltd.)	10%	$2.261	$2.129
	Free Cash Flow (Covidien Ltd.)	50%	$2.152	$2.305
	Operating Income (Medical Devices)	40%	$1.889	$1.796

(1)

For compensation purposes, operating income and free cash flow (which is calculated as cash flows from operating activities less capital expenditures) were adjusted to exclude the effects of events which the Compensation Committee deemed did not reflect the performance of the named executive officers. The categories of special items are identified at the time the performance measure is approved at the beginning of the fiscal year and generally include charges and gains relating to divestitures, restructurings and other income or charges that may mask the underlying operating results and/or business trends of the Company or business segment, as applicable. For fiscal 2007, the approved categories of adjustments included elimination of the effects of (i) business disposals; (ii) charges for the early extinguishment of debt; (iii) charges related to legacy Tyco litigation; (iv) certain income tax adjustments; (v) goodwill or other intangible asset impairments; (vi) new accounting pronouncements and the cumulative effect of change in accounting policy; (vii) restructuring charges; and (viii) costs related to separation.

The table below sets forth the fiscal 2007 payout target percentages, as well as the threshold, target, maximum and actual bonus payments for each of our named executive officers. The actual bonus payments are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and the threshold, target and maximum bonus payments are reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards Table.

Fiscal Year 2007 Performance Bonus Summary

Executive Officer	Target Percentages	Threshold	Target	Maximum	Actual
Richard J. Meelia	105%[1]	$525,000	$1,050,000	$2,100,000	$1,248,644
Charles J. Dockendorff	85%	$231,625	$463,250	$926,500	$550,387
José E. Almeida	80%	$214,000	$428,000	$856,000	$514,002
John H. Masterson	75%	$159,375	$318,750	$637,500	$378,707
Karen A. Quinn-Quintin	75%	$140,625	$281,250	$562,500	$320,421

[1]	Reflects 100% for pre-separation periods (three quarters) and 120% for post-separation periods (one quarter).

The performance bonus payments for fiscal 2007 were not adjusted for individual qualitative performance assessments.

Long-Term Incentive Awards

The Compensation Committee uses annual long-term incentive compensation to deliver competitive compensation that recognizes employees for their contributions to the Company and aligns named executive officers with shareholders in focusing on long-term growth and stock performance. In connection with establishing our post-separation compensation philosophy and after reviewing a comparison of peer companies and survey data, the Compensation Committee concluded that annual long-term incentive compensation awards for our named executive officers should have a value that falls at the high end of the 50th to 75th percentile range of our newly established peer group. The Compensation Committee believes this level of award is important both to signify the strategic significance of the named executive officer’s role and to make up for shortfalls in retirement benefits and perquisites when compared to the benefits and perquisites provided by peer companies. The Compensation Committee believes that compensating for this shortfall through annual long-term incentive compensation also furthers the link between compensation and corporate performance. Accordingly, the Compensation Committee determined that the long-term incentive awards for our named executive officers should be increased from pre-separation levels.

For the 2007 fiscal year, our long-term incentive compensation program consisted of grants of restricted stock units and non-qualified stock options, some of which were granted by Tyco pre-separation in November 2006 and some of which were granted by the Compensation Committee in connection with separation, in July 2007. In addition, Tyco granted restricted stock units and non-qualified stock options to Ms. Quinn-Quintin upon the commencement of her employment in October 2006; accordingly, she did not receive any further equity grants in November 2006. The value of the equity granted to Ms. Quinn-Quintin upon commencement of her employment included $676,401 intended to address equity forfeitures at her previous employer.

Although we expect to issue annual equity grants in the first quarter of each fiscal year going forward, we issued our “founders’ grants” on July 2, 2007, in connection with the separation and commencement of operations as an independent company in order to immediately align our executives’ focus and compensation with that of our stockholders. Accordingly, we did not issue any annual grants in the first quarter of fiscal 2008. The founders’ grants, which consisted of an equal mix of non-qualified stock options and restricted stock units, were made pursuant to our 2007 Stock and Incentive Plan, which we adopted in June 2007. The Compensation Committee believes that the 50/50 mix of options and restricted stock units is appropriate to balance upside reward and downside value risk.

The Compensation Committee determines equity awards by establishing a dollar value for each named executive officer and then converting this dollar value to equity. By using this value approach, the number of stock options and restricted units will vary from year to year based on, among other things, our stock price at the time of grant, even though the awards may have the same dollar value under the Compensation Committee’s valuation methodologies. In establishing the dollar value for the July 2007 founders’ grants, the Compensation Committee reviewed comparable information from the newly established peer group, as well as information relating to equity grants made by companies in a similar spin-off situation. The Compensation Committee reviewed research prepared by Watson Wyatt Worldwide, which indicated that equity awards listed in proxy statements for named executive officers in the first year after a spin-off were generally two to three times higher than equity grants made prior to the spin-off, with the two times level more prevalent. The research noted that the higher awards at the time of spin-off typically resulted in reduced award levels for the following year. Accordingly, after considering accounting cost, equity overhang and run-rate issues, the Compensation Committee granted founders’ awards with a value approximately two times the intended post-separation annual grant value for each named executive officer in order to:

•	acknowledge the significant efforts of named executive officers in connection with the separation;

•	continue to motivate and retain named executive officers after the separation;

•	compensate for shortfalls in our retirement and other plans, as compared to benefits offered by companies in our peer group; and

•	reflect the fact that the Compensation Committee will not issue another equity grant as part of the annual grant cycle until our 2009 fiscal year.

Restricted stock units. Restricted stock units represent unissued shares of our common stock; we do not issue stock until the applicable vesting requirements are satisfied. When the vesting requirements are satisfied, the executive receives shares of our common stock without restriction. The restricted stock units issued to named executive officers (other than Ms. Quinn-Quintin) by Tyco on November 21, 2006, and to Ms. Quinn-Quintin on October 16, 2006, vest one-third annually beginning on the second anniversary of the grant date, except for 18,031 restricted stock units issued to Ms. Quinn-Quintin on October 16, 2006, which vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. The restricted stock units issued to named executive officers by the Compensation Committee on July 2, 2007, vest one-quarter annually beginning on the first anniversary of the grant date. Restricted stock units also accrue dividend equivalent units, which vest on the same schedule as the underlying restricted stock units.

Non-qualified stock options. Options granted to named executive officers during the 2007 fiscal year generally have a 10 year term and vest one-quarter annually beginning on the first anniversary of the grant date. Non-qualified stock options generally permit a named executive officer to purchase shares of our common stock at a per-share exercise price equal to the fair market value of the common stock on the date of grant. Generally, fair market value will equal the closing price of our common stock as reported on the NYSE on the grant date. However, due to the anticipated volatility of our stock during the first day of “regular way” trading on the NYSE post-separation, the fair market value of the founders’ grants issued on that day, July 2, 2007, was determined by using the volume weighted average price of our stock as reported on the NYSE on July 2, 2007, rather than the closing price.

Other Benefits

Retirement Benefits

We maintain various retirement plans to assist our named executive officers with retirement income planning and increase the attractiveness of employment with us. After reviewing a report issued by Watson Wyatt Worldwide, the Compensation Committee determined that the benefits offered through these retirement plans do not provide competitive benefits when compared with peer companies, in part because many of these peer companies offer defined benefit pension plans, which we do not. This discrepancy was one of the reasons the Compensation Committee increased the benefits provided under the long-term incentive program. The Compensation Committee, with the assistance of Steven Hall and Towers Perrin, has commenced a review of the competitiveness of our current retirement benefits to determine whether to further refine and modify the compensation and benefits we provide to named executive officers through these retirement plans.

For our named executive officers, we currently provide:

•	a defined contribution 401(k) plan, the Covidien Retirement Savings and Investment Plan, that is available to all eligible United States employees; and

•	a non-qualified deferred compensation plan, the Covidien Supplemental Savings and Retirement Plan, in which executive officers and other senior employees may participate.

Retirement Savings Plan. Under the Retirement Savings Plan, we generally match five dollars ($5.00) for every one dollar ($1.00) the named executive officer contributes up to the first one percent (1%) of the executive officer’s eligible pay. Named executive officers credited with more than 10 years of service under the Retirement Savings Plan are entitled to an increased matching contribution. With respect to four named executive officers (Messrs. Meelia, Dockendorff, Almeida and Masterson), who have been credited with more than 10 years of service under the Retirement Savings Plan, we match six dollars ($6.00) for every one dollar ($1.00) the named executive officer contributes up to the first two percent (2%) of the executive officer’s eligible pay. Named executive officers are fully vested in Company matching contributions under the Retirement Savings Plan upon completion of three years of service.

Supplemental Savings Plan. Under the Supplemental Savings Plan, named executive officers may defer up to 50% of their base salary and 100% of their annual bonus. We provide matching credits based on the named executive officer’s deferred base salary and bonus at the same rate such officer is eligible to receive matching contributions under the Retirement Savings Plan and Company credits on any cash compensation (i.e., base and bonus) that the named officer earns during a calendar year in excess of applicable IRS limits ($220,000 for 2006 and $225,000 for 2007). Named executive officers are fully vested in matching and Company credits (including earnings on such credits) upon completion of three years of service. The Supplemental Savings Plan is a non-qualified deferred compensation plan that is maintained as an unfunded “top-hat” plan and is designed to comply with Section 409A of the Internal Revenue Code. Amounts credited to the Supplemental Savings Plan as named executive officer deferrals or Company credits may also be credited with earnings (or losses) based upon investment selections made by each officer from investments that generally mirror investments offered under the Retirement Savings Plan. Named executive officers may elect whether they will receive a distribution of their Supplemental Savings Plan account balances upon termination of employment or at a specified date. Distributions can be made in a lump sum or in up to 15 annual installments.

Health and Welfare Benefits

As part of our overall total compensation offering, we provide health and welfare benefits to the named executive officers that are intended to be competitive with peer companies. These arrangements, which include medical, dental, prescription drug, life insurance (including supplemental life insurance), accidental death and dismemberment, business travel accident, personal and family accident, flexible spending accounts, short- and long-term disability coverage and the employee assistance program, are offered to all of our eligible United States-based employees.

In addition, the Compensation Committee reviewed certain benefits provided to Mr. Meelia pre-separation and approved continuation of these benefits for Mr. Meelia. As noted in the notes to the All Other Compensation Table, these benefits include variable universal life insurance, supplemental long-term disability insurance, excess disability insurance and, for Mr. Meelia and his spouse, long-term care.

Perquisites and Other Benefits

Perquisites. The pre-separation perquisite program provided for the payment to named executive officers of a cash allowance equal to 10 percent (10%) of base salary, up to a maximum of $70,000, in lieu of perquisites typically provided by other companies. In connection with the separation, the Compensation Committee reviewed this program and concluded that the program was inconsistent with our executive compensation philosophy going forward. Accordingly, the Compensation Committee terminated the perquisite program, effective at the end of our 2007 fiscal year, but determined that it was in the Company’s and the executives’ best interests to establish an executive physical program, which offers comprehensive and coordinated annual physical examinations at a nominal cost to the Company. In recognition of the termination of the perquisite program, effective for the 2008 fiscal year, the Compensation Committee authorized a one-time seven percent (7%) increase in each named executive officer’s base salary as in effect on the last day of our 2007 fiscal year.

Other than the executive physical program and the limited use of corporate aircraft noted below, we do not provide our named executive officers with any perquisites. Based in part upon a Watson Wyatt Worldwide report, the Compensation Committee determined that our perquisites do not provide competitive benefits when compared with those offered by our peer companies. This imbalance is another reason the Compensation Committee increased the benefits provided under the long-term incentive program.

Airplane Usage. Pre-separation, named executive officers were subject to Tyco’s corporate aircraft policy. In connection with the separation, the Compensation Committee determined that it was important to establish its own corporate aircraft policy due to the security and efficiency benefits that such a policy provides to a company. Under the policy, our Chief Executive Officer is permitted to use our corporate aircraft for personal travel, up to sixty (60) hours per fiscal year. Other named executive officers are permitted to use the corporate aircraft for personal travel only if such use is at no incremental cost to the Company and the Chief Executive Officer approves such use in advance of the travel. Pursuant to current income tax rules applicable to personal use of aircraft, the Company imputes the income to the named executive officer for amounts based on the Standard Industry Fare Level rates set by the Civil Aeronautics Division of the Department of Transportation. This imputed income amount is included in a named executive officer’s earnings at the end of the year and reported as W-2 income to the Internal Revenue Service.

Severance and Change in Control Benefits

Pre-separation, all of our named executive officers participated in a Tyco-provided severance benefit plan and our Chief Executive Officer had the right to receive benefits in certain change in control scenarios pursuant to his employment agreement. The Compensation Committee determined that we should provide severance and change in control benefits to all of our named executive officers post-separation, given the fact that these are standard benefits provided by peer companies and also given the need to ensure continuity of management in the event of an actual or threatened change in control. Accordingly, the Compensation Committee adopted a severance plan, the Covidien Ltd. Severance Plan for U.S. Officers and Executives, and a change in control plan, the Covidien Ltd. Change in Control Severance Plan for Certain U.S. Officers and Executives.

Under the severance plan adopted by the Compensation Committee, benefits are payable to any named executive officer (other than our Chief Executive Officer, who has an employment agreement which provides for certain severance benefits) upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Benefits are generally payable for 18 months following termination of employment.

Under the change in control plan adopted by the Compensation Committee, benefits are payable to any named executive officer upon an involuntary termination of employment or good reason resignation that occurs during a period shortly before and continuing after a change in control. Benefits are generally payable for 24 months following termination of employment (36 months for our Chief Executive Officer). The Compensation Committee believes that it is important to provide named executive officers with protection in the event that their employment is terminated in connection with a change in control or their position is modified in such a way as to diminish their compensation, authority or responsibilities. Maintaining a double trigger for payment of change in control benefits helps to provide that protection.

Employment Agreement with Richard J. Meelia.

On December 29, 2006, Tyco entered into an executive employment agreement with Mr. Meelia that provided for Mr. Meelia to continue serving as the Chief Executive Officer of the healthcare business of Tyco until completion of the separation and to serve as the Company’s Chief Executive Officer post-separation. This employment agreement is described in more detail following the executive compensation tables below.

Executive Officer Share Retention and Ownership Guidelines

Pre-separation, only our Chief Executive Officer was subject to share ownership and retention requirements. Post-separation, the Compensation Committee determined that it was in the best interests of the Company for all named executive officers to have meaningful actual share ownership positions in Covidien in order to reinforce the alignment of management and shareholder interests. Accordingly, the Compensation Committee adopted share retention and ownership guidelines for named executive officers.

Under these guidelines, named executive officers are expected to retain 75% of the net after-tax shares realized under equity-based compensation awards until they achieve and continue to maintain a significant ownership position, expressed as a multiple of base salary as follows:

Chief Executive Officer	5 times base salary
Other Named Executive Officers	3 times base salary

After achieving the applicable share ownership level, named executive officers are expected to retain at least 50% of their net after-tax shares for one year. Shares held directly by the named executive officer, restricted stock, restricted stock units, deferred stock, deferred stock units and shares held indirectly through the Covidien Stock Fund (an employer stock fund that currently is a frozen investment in the Retirement Savings Plan) are included in determining a named executive officer’s share ownership. Shares underlying stock options that have not been exercised and unvested performance shares or units are not included in the calculation. Each of the named executive officers has achieved shareholdings in excess of the applicable multiple set forth above.

Tax Considerations

Deductibility of Executive Compensation

In evaluating compensation programs covering our named executive officers, the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee generally intends to maximize deductibility of compensation under Section 162(m) to the extent consistent with our overall compensation program objectives, while also maintaining maximum flexibility in the design of our compensation programs and in making appropriate payments to named executive officers. However, the Compensation Committee reserves the right to use its independent judgment to approve all compensation, while taking into account the financial effects such action may have on the Company. Section 162(m) limits the tax deduction available to public companies for annual compensation that is paid to covered employees in excess of $1 million, unless the compensation qualifies as performance-based or is otherwise exempt from Section 162(m). We intend to administer our 2007 Stock and Incentive Plan, under which the named executive officers may receive annual incentive bonuses, stock options and restricted stock units, in a manner designed to allow for deductibility under Section 162(m).

Section 409A Compliance

We have designed our compensation programs and awards to named executive officers to comply with Section 409A of the Internal Revenue Code. However, certain options granted by Tyco in 2002, which were converted upon our separation, had an exercise price that was less than the fair market value of the underlying stock on the measurement date of the stock option. Accordingly, on November 19, 2007, our Compensation Committee authorized us to take certain actions with respect to stock options to avoid the potential imposition of additional income tax liability under Section 409A, as permitted by regulations promulgated by the United States Treasury Department. Pursuant to the authority granted under the Company’s 2007 Stock and Incentive Plan, on November 19, 2007, the Compensation Committee authorized the Company to take any necessary actions permitted under the plan to:

•

amend existing option awards to increase the exercise price of a portion of the stock options granted by Tyco on February 5, 2002, to $40.05, the closing price of the Company’s common stock on December 3, 2007; and

•

pay to each holder of these affected options an amount equal to the amount by which the aggregate increased exercise price of the affected options held by the holder exceeds the aggregate exercise price of the affected options before such increase, such amount to be payable on January 11, 2008, in the form of restricted stock units that fully vest on January 25, 2008.

Charles J. Dockendorff, our Executive Vice President and Chief Financial Officer, was affected by this increase in exercise price with respect to options to purchase 26,133 shares of common stock at a pre-increase exercise price of $30.4016 per share. The aggregate value of the restricted stock units we distributed to Mr. Dockendorff in January 2008 in connection with the increase in exercise price was $252,142.

John H. Masterson, our Senior Vice President and General Counsel, was affected by this increase in exercise price with respect to options to purchase 10,453 shares of common stock at a pre-increase exercise price of $30.4016 per share. The aggregate value of the restricted stock units we distributed to Mr. Masterson in January 2008 in connection with the increase in exercise price was $100,872.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for the oversight of the Company’s compensation programs on behalf of the Board of Directors. In fulfilling these responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2007, and Proxy Statement for the 2008 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Compensation and Human Resources Committee

Timothy M. Donahue, Chairman

John M. Connors, Jr.

Kathy J. Herbert

Executive Compensation Tables

Summary Compensation

As noted previously, during fiscal year 2007, we separated from Tyco International Ltd. The information included in the Summary Compensation Table below reflects fiscal year 2007 compensation earned by our chief executive officer, chief financial officer and the three other most highly compensated executive officers in fiscal 2007 for services rendered to Tyco and its subsidiaries before separation (September 30, 2006 to June 29, 2007) and for services rendered to Covidien and its subsidiaries after separation (June 30, 2007 to September 28, 2007). The table also includes information for one additional individual for whom disclosure would have been required but for the fact that he was no longer serving as an executive officer on September 28, 2007. We refer to these six individuals collectively as our “named executive officers.” For a more complete understanding of the table, please read the narrative disclosures that follow the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
Richard J. Meelia President and Chief Executive Officer	2007	$905,163	—	$3,170,889	$2,602,223	$1,248,644	$5,431	$5,334,680	$13,267,030
Charles J. Dockendorff Executive Vice President and Chief Financial Officer	2007	$511,844	—	$619,840	$571,888	$550,387	$2,740	$95,580	$2,352,279
José E. Almeida Senior Vice President and President, Medical Devices	2007	$535,000	—	$588,923	$544,935	$514,002	$65	$123,002	$2,305,927
John H. Masterson Senior Vice President and General Counsel	2007	$387,826	—	$416,211	$382,103	$378,707	$534	$70,357	$1,635,738
Karen A. Quinn-Quintin Senior Vice President, Human Resources	2007	$360,577	$154,000	$411,566	$86,942	$320,421	—	$166,097	$1,499,603
Kevin J. Gould	2007	$287,500	—	$883,333	$980,242	$255,482	—	$1,764,275	$4,170,832

The discussion below sets forth a brief description of the elements of compensation reported in the columns of the Summary Compensation Table.

Salary (Column C) For all named executive officers other than Kevin J. Gould, our former Chief Operating Officer, the amounts reported in Column C represent the base salary paid by Tyco to the named executive officers during our 2007 fiscal year before separation and the base salary paid by Covidien to the named executive officers after separation. The salary amount for Mr. Gould represents the portion of his base salary earned from September 30, 2006, the beginning of our 2007 fiscal year, through March 31, 2007, the date of his departure.

Bonus (Column D) Reflects a one-time sign-on bonus paid to Ms. Quinn-Quintin in connection with her commencement of employment on October 16, 2006.

Stock Awards (Column E)

Generally. This column represents the dollar amount recognized for financial statement reporting purposes for our 2007 fiscal year (excluding forfeiture assumptions), in accordance with Financial Accounting Standards Board

Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (FAS 123R), for restricted stock and restricted stock unit awards held by each of our named executive officers. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For additional information relating to restricted stock unit awards, see the “Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement.

The amounts in this column reflect both converted Tyco restricted stock and restricted stock unit awards and Covidien-granted restricted stock unit awards. The conversion of Tyco stock awards was considered a modification of an award in accordance with FAS 123R and, as a result, we compared the fair value of the award immediately prior to separation to the fair value immediately after separation to measure incremental compensation cost. The conversion resulted in an increase in the fair value of the awards, and, accordingly, we recorded non-cash compensation expense, the amount of which was not significant, which is factored in to the amounts in Column E.

Tyco Restricted Stock Awards Prior to Fiscal 2007. Outstanding Tyco restricted stock awards held by our named executive officers immediately before our separation from Tyco were converted into restricted stock awards in each of the three companies that existed immediately after separation – Tyco, Tyco Electronics and Covidien – on the same basis as shares held by Tyco shareholders. Restricted stock awards held by Company employees, including named executive officers, that were converted to restricted stock awards that included shares in Tyco and Tyco Electronics became 50% vested on July 2, 2007, the first trading day after separation, and fully vested on January 2, 2008, the six-month anniversary of the first trading day post-separation. Also, amounts payable pursuant to the Tyco International Ltd. FY06-FY08 Performance Share Program converted to time-vested restricted stock units that fully vest on September 30, 2008. The Separation and Distribution Agreement by and among Tyco International Ltd., Covidien Ltd. and Tyco Electronics Ltd., dated as of June 29, 2007, and filed as Exhibit 2.1 to our Current Report on Form 8-K on July 6, 2007, contains a full discussion of all awards that were converted upon separation and the methodology used to convert all Tyco equity awards in connection with the separation.

Fiscal 2007 Restricted Stock Unit Awards.

Tyco. On November 21, 2006, prior to our separation, Tyco issued restricted stock unit awards to employees, including the named executive officers other than Ms. Quinn-Quintin. Tyco issued two restricted stock unit awards to Ms. Quinn-Quintin on October 16, 2006, in connection with the commencement of her employment; one was a one-time sign-on grant to replace equity she forfeited at her previous employer and the other was the fiscal 2007 annual award. All of these awards vest one-third annually beginning on the second anniversary of the grant date, except for 18,031 restricted stock units granted to Ms. Quinn-Quintin as the one-time sign-on grant, which vest 50% on the first anniversary of the grant date and 100% on the second anniversary of the grant date. Unvested restricted stock units are credited with dividend equivalent units for any dividends distributed by the Company on common stock at the same dividend rate paid to other holders of Company common stock. Dividend equivalent units vest according to the same vesting schedule as the underlying restricted stock units. In connection with our separation, these restricted stock units and dividend equivalent units converted into Covidien restricted stock unit awards and dividend equivalent units.

Covidien. On July 2, 2007, we issued restricted stock units to the named executive officers. These restricted stock units vest one-quarter annually beginning on the first anniversary of the grant date. In addition, these restricted stock units are credited with dividend equivalent units for any dividends distributed by the Company on common stock at the same dividend rate paid to holders of Company common stock. Dividend equivalent units vest according to the same vesting schedule as the underlying restricted stock units.

Option Awards (Column F)

Generally. This column represents the dollar amount recognized for financial statement reporting purposes for our 2007 fiscal year (excluding forfeiture assumptions), in accordance with FAS 123R, for option awards held by each of our named executive officers. For information on the assumptions used in calculating these amounts pursuant to FAS 123R, see Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 28, 2007. These amounts reflect our accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For additional information relating to option awards, see the “Compensation Discussion and Analysis” section beginning on page 15 of this Proxy Statement.

The amounts in this column reflect both converted Tyco option awards and Covidien options granted in connection with the separation. The conversion of Tyco options was considered a modification of an award in accordance with FAS 123R and, as a result, we compared the fair value of the award immediately prior to separation to the fair value immediately after separation to measure incremental compensation cost. The conversion resulted in an increase in the fair value of the awards and, accordingly, we recorded non-cash compensation expense, the amount of which was not significant, which is factored into the amounts in Column F.

Tyco Option Awards Granted Prior to Fiscal 2007. Outstanding Tyco option awards held immediately before our separation from Tyco by our employees, including the named executive officers, were converted into options exercisable solely for Covidien common shares. The exercise price and number of shares subject to such options have been adjusted pursuant to a formula designed to cause the intrinsic value (that is, the difference between the exercise price of the option and the market price of the shares for which the option may be exercised) of the converted Covidien options immediately after separation to be the same as the intrinsic value of the Tyco options immediately prior to the separation and the financial position of the option holders (fair market value of the number of shares for which the option is exercisable) to remain the same immediately prior to and immediately after separation. All other terms and conditions of the options remain the same. The Separation and Distribution Agreement contains a full discussion of all awards that have converted upon separation and the methodology used to convert all Tyco equity awards in connection with the separation.

Fiscal 2007 Option Awards.

Tyco. On November 21, 2006, prior to our separation, Tyco issued non-qualified stock options to employees, including our named executive officers other than Ms. Quinn-Quintin. Tyco issued non-qualified stock options to Ms. Quinn-Quintin on October 16, 2006, in connection with the commencement of her employment. All of these options were issued with a then-current fair market value exercise price calculated as the average of the high and low price of Tyco common stock as reported on the New York Stock Exchange on the grant date. These options have a 10-year term and vest one-quarter annually, beginning on the first anniversary of the grant date. In connection with our separation, these options converted into options exercisable solely for Covidien common shares, as discussed above.

Covidien. On July 2, 2007, we issued non-qualified stock options to employees, including our named executive officers. The exercise price for these options is the volume weighted average price of our stock on July 2, 2007, the first “regular way” trading day after separation. These options have a 10-year term and vest one-quarter annually, beginning on the first anniversary of the grant date.

Non-Equity Incentive Plan Compensation (Column G) The amounts reported in Column G represent annual incentive cash bonuses paid to the named executive officers in December 2007 for performance in fiscal 2007 under our Fiscal Year 2007 Annual Incentive Plan. Although paid under our Annual Incentive Plan, these payouts were based on performance measures established by Tyco before separation.

Mr. Gould’s bonus was paid on a pro rated basis based on the number of days (182) that he participated in the plan during the 2007 fiscal year. Please see the “Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement for more information regarding our 2007 Annual Incentive Plan.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H)

The amounts reported in Column H are attributable to the change in the actuarial present value of the accumulated benefit under the frozen Kendall Pension Plan at September 28, 2007, as compared to September 30, 2006. For more information, see the “Pension Benefits Table” and related notes and narrative below.

Our Supplemental Savings Plan does not provide for above-market or preferential earnings. Except for one investment alternative available to Mssrs. Gould, Dockendorff and Masterson, the Enhanced Moody’s Rate, all investments offered under the Supplemental Savings Plan mirror investments offered under the Retirement Savings Plan, our tax-qualified Section 401(k) plan, with the exception of the Covidien Stock Fund and Fidelity Freedom Funds. The interest rate earned on the Enhanced Moody’s Rate does not, however, result in above-market earnings. For more information, see the “Fiscal 2007 Non-Qualified Deferred Compensation Table” below and related notes and narrative.

All Other Compensation (Column I) The amounts reported in Column I represent the aggregate dollar amount for each named executive officer for perquisites and other personal benefits, tax reimbursements, Tyco and Company contributions to the Retirement Savings Plan, Tyco and Company credits to the Supplemental Savings Plan, insurance premiums and other compensation.

The following table shows the specific amounts included in Column I of the Summary Compensation Table for fiscal 2007. For a more complete understanding of the table, please read the narrative disclosures that follow the table.

ALL OTHER COMPENSATION

Name and Principal Position	Perquisites and Other Personal Benefits	Tax Reimbursements	Company Contributions to Defined Contribution Plans	Insurance Premiums	Dividends/ Earnings on Equity Awards	Other	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Richard J. Meelia President and Chief Executive Officer	$83,216	$36,138	$76,850	$73,092	$65,384	$5,000,000	$5,334,680

Charles J. Dockendorff Executive Vice President and Chief Financial Officer	$50,607	—	$30,338	—	$14,635	—	$95,580

José E. Almeida Senior Vice President and President, Medical Devices	$59,433	$1,950	$48,108	—	$13,511	—	$123,002

John H. Masterson Senior Vice President and General Counsel	$38,352	—	$22,342	—	$9,663	—	$70,357

Karen A. Quinn-Quintin Senior Vice President, Human Resources	$112,251	$34,864	$11,142	—	$7,840	—	$166,097

Kevin J. Gould	$28,750	$50,148	$21,363	—	$11,908	$1,652,106	$1,764,275

Perquisites & Other Personal Benefits (Column B)

General. Pursuant to the perquisite program in place prior to separation, Tyco paid certain executives, including our named executive officers, an allowance for perquisites equal to 10 percent (10%) of such executive’s base salary. Tyco paid the allowance to executives on a quarterly basis in an amount equal to 2.5% of the executive’s base salary in effect on the date of payment. Payments were made on the last day of each fiscal quarter to executives who were employed on the first day of such quarter. We continued this program after separation and through the end of our 2007 fiscal year, but terminated the program effective as of the last day of the 2007 fiscal year.

Mr. Meelia. The aggregate value of perquisites and other personal benefits for Mr. Meelia in fiscal year 2007 was $83,216. This amount includes a cash payment of $70,000 paid pursuant to the perquisite allowance program, as well as reimbursements for health club dues of $147 (generally available to employees) and personal use of Company aircraft. The value of flights on corporate aircraft, $13,069, is based on the total variable incremental cost basis incurred by the Company in providing such flights, calculated on an annualized per hour basis. The variable costs associated with such flights include fuel, trip-related maintenance, crew travel expenses, on-board catering, landing and parking fees and other variable costs. As Company-owned aircraft are used predominantly for business purposes, we have not included fixed costs, such as pilots’ salaries, insurance and standard maintenance, which do not change based on usage. Executives are taxed on the imputed income attributable to personal use of Company aircraft and do not receive tax assistance from the Company with respect to these amounts.

Mr. Dockendorff. The aggregate value of perquisites and other personal benefits for Mr. Dockendorff in fiscal year 2007 was $50,607, which is the amount of the cash payment made pursuant to the perquisite allowance program.

Mr. Almeida. The aggregate value of perquisites and other personal benefits for Mr. Almeida in fiscal year 2007 was $59,433. This amount included a total cash payment of $53,500 paid pursuant to the perquisite allowance program, as well as a relocation reimbursement of $5,933.

Mr. Masterson. The aggregate value of perquisites and other personal benefits for Mr. Masterson in fiscal year 2007 was $38,352. This amount included a total cash payment of $38,205 paid pursuant to the perquisite allowance program and reimbursement for health club dues of $147 (generally available to employees).

Ms. Quinn-Quintin. The aggregate value of perquisites and other personal benefits for Ms. Quinn-Quintin in fiscal year 2007 was $112,251. This amount included a total cash payment of $28,125 paid pursuant to the perquisite allowance program as well as an $84,126 relocation reimbursement. Ms. Quinn-Quintin commenced employment on October 16, 2006. Because she was not employed on the first day of the first quarter of our 2007 fiscal year, she was not entitled to a perquisite payment for such quarter. Accordingly, the $28,125 represents three quarterly perquisite payments.

Mr. Gould. The aggregate value of perquisites and other personal benefits for Mr. Gould in fiscal year 2007 was $28,750, which is the amount of the cash payment made pursuant to the perquisite allowance program. Mr. Gould terminated employment on March 31, 2007. Because he was not employed beyond the second quarter of our 2007 fiscal year, he was not entitled to a perquisite payment for the third and fourth quarters. Accordingly, the $28,750 represents two quarterly perquisite payments.

Tax Reimbursements (Column C)

Mr. Meelia. Mr. Meelia received a tax reimbursement of $36,138 to pay the taxes associated with premiums paid on his behalf for universal life insurance, supplemental long-term disability insurance and excess disability insurance.

Mr. Almeida. Mr. Almeida received a tax reimbursement of $1,950 to pay the taxes associated with his relocation reimbursement.

Ms. Quinn-Quintin. Ms. Quinn-Quintin received a tax reimbursement of $34,864 to pay the taxes associated with her relocation reimbursement.

Mr. Gould. Mr. Gould received a tax reimbursement from Tyco of $29,211 to pay the additional income tax assessed to him under Code Section 409A with respect to an option issued to him by Tyco in 2002 and a tax gross-up of $20,937 attributable to the foregoing reimbursement.

Company Contributions to Defined Contribution Plans (Column D)

Mr. Meelia. Mr. Meelia received $14,442 as a matching contribution in the Retirement Savings Plan and $62,408 as a Company credit to the Supplemental Savings Plan.

Mr. Dockendorff. Mr. Dockendorff received $13,500 as a matching contribution in the Retirement Savings Plan and $16,838 as a Company credit to in the Supplemental Savings Plan.

Mr. Almeida. Mr. Almeida received $13,500 as a matching contribution in the Retirement Savings Plan and $34,608 as a Company credit to the Supplemental Savings Plan.

Mr. Masterson. Mr. Masterson received $10,286 as a matching contribution in the Retirement Savings Plan and $12,056 as a Company credit to the Supplemental Savings Plan.

Ms. Quinn-Quintin. Ms. Quinn-Quintin received $7,442 as a matching contribution in the Retirement Savings Plan and $3,700 as a Company credit to the Supplemental Savings Plan.

Mr. Gould. Mr. Gould received $5,573 as a matching contribution in the Retirement Savings Plan and $15,790 as a Company credit to the Supplemental Savings Plan.

Insurance Premiums (Column E)

Mr. Meelia. This column reflects the premiums paid by Tyco for Executive Life Insurance for Mr. Meelia, as well as universal life insurance, long-term disability insurance, excess disability insurance premiums and extended care insurance for him and his spouse.

Dividends/Earnings on Equity Awards (Column F)

This column reflects the dollar value, as of September 28, 2007, of dividend equivalent units that were paid by Tyco on restricted stock unit awards pre-separation and converted to Covidien dividend equivalent units upon separation as well as cash dividends paid during fiscal 2007 on existing Tyco restricted stock awards.

Other (Column G)

Mr. Meelia. Before separation, Tyco entered into a Settlement Agreement with Mr. Meelia which provided for the termination of Mr. Meelia’s then existing retention agreement. In consideration for termination of that retention agreement and in full satisfaction of all of Mr. Meelia’s rights under such agreement, Tyco made a one-time payment to Mr. Meelia of $5,000,000 in January 2007.

Mr. Gould. This represents amounts payable pursuant to a Separation Agreement Tyco entered into with Mr. Gould on October 7, 2006 and includes 18 months of his base salary ($862,500), his annual target bonus multiplied by 1.5 ($646,875), 18 months of his perquisite allowance ($86,250), outplacement services ($40,000) and continued medical and other welfare plan benefits ($16,481). This amount does not include the prorated portion of Mr. Gould’s 2007 fiscal year bonus ($255,482), which is reported in column G of the Summary Compensation Table above. While Mr. Gould terminated employment on March 31, 2007, payments under the Separation Agreement were delayed for six months to comply with Code Section 409A requirements. See “Separation Agreement with Mr. Gould” below for more information regarding his Separation Agreement.

Grants of Plan-Based Awards

The following table provides information concerning the annual and long-term incentive awards granted to each of our named executive officers in fiscal 2007, including equity awards granted by Tyco in fiscal 2007 pre-separation. “AIP” reflects Annual Incentive Plan cash compensation, “Options” are non-qualified stock options and “RSUs” are restricted stock units. The table does not show equity awards granted by Tyco prior to fiscal year 2007 which were converted into Covidien equity awards in connection with the separation. For a more complete understanding of the table, please read the narrative disclosures that follow the table.

FISCAL 2007 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	NYSE Closing Price on Date of Grant (S/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)
(A)	(B)		(C)	(D)	(E)	(F)	(G)	(H)		(I)
Richard J. Meelia

AIP			$525,000	$1,050,000	$2,100,000

Options	11/21/2006 7/2/2007	6/30/2007					195,997 640,200	$38.6485 $43.0878	$43.41	$2,482,243 $7,935,535

RSUs	11/21/2006 7/2/2007	6/30/2007				62,719 185,670				$2,423,989 $8,059,935
Charles J. Dockendorff

AIP			$231,625	$463,250	$926,500

Options	11/21/2006 7/2/2007	6/30/2007					47,039 164,900	$38.6485 $43.0878	$43.41	$595,735 $2,044,001

RSUs	11/21/2006 7/2/2007	6/30/2007				15,052 47,810				$581,736 $2,075,432
José E. Almeida

AIP			$214,000	$428,000	$856,000

Options	11/21/2006 7/2/2007	6/30/2007					33,554 161,500	$38.6485 $43.0878	$43.41	$402,665 $2,001,857

RSUs	11/21/2006 7/2/2007	6/30/2007				10,740 46,820				$415,084 $2,032,456
John H. Masterson

AIP			$159,375	$318,750	$637,500

Options	11/21/2006 7/2/2007	6/30/2007					35,279 104,000	$38.6485 $43.0878	$43.41	$423,366 $1,289,122

RSUs	11/21/2006 7/2/2007	6/30/2007				11,289 30,170				$436,302 $1,309,680
Karen A. Quinn-Quintin

AIP			$140,625	$281,250	$562,500

Options	10/16/2006 7/2/2007	6/30/2007					15,679 56,000	$37.5132 $43.0878	$43.41	$184,956 $694,142

RSUs	10/16/2006 10/16/2006 7/2/2007	6/30/2007				18,031 5,017 16,250				$676,401 $188,204 $705,413
Kevin J. Gould

AIP	—	—	$215,625	$431,250	$862,500	—	—	—	—	—

Grant Date (Column B) Grants issued on July 2, 2007, are our founders’ grants. The Compensation Committee authorized the issuance of the founders’ grants at its June 30, 2007 meeting. Because July 2, 2007 was the first day of “regular-way” trading day of our common stock on the NYSE and the exercise price for non-qualified stock options issued as part of the founders’ grants was based on the volume weighted average price of our common stock on July 2, 2007, these awards have a July 2, 2007 grant date. Grants issued on November 21, 2006, are grants made by Tyco under its 2004 Stock and Incentive Plan as part of its 2007 fiscal year awards and were authorized at the November 21, 2006 meeting of the Tyco Compensation and Human Resources Committee. Grants issued to Ms. Quinn-Quintin on October 16, 2006, reflect awards issued to her by Tyco upon her commencement of employment on such date.

Non-Equity Incentive Plan Awards (Columns C through E) The amounts reported in Columns C through E reflect threshold, target and maximum performance bonus award amounts for the 2007 fiscal year that were set by Tyco in fiscal year 2007 under its Annual Incentive Plan, but were paid post-separation pursuant to our 2007 Annual Incentive Plan, which is an element of our 2007 Stock and Incentive Plan. The actual amounts earned by each executive officer pursuant to such awards are set forth in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.” For more information on the performance metrics applicable to these awards, see the “Compensation Discussion and Analysis” beginning on page 15.

All Other Stock and Option Awards (Columns F through H) On November 21, 2006, Tyco issued non-qualified stock options and restricted stock units to employees, including the named executive officers (other than Ms.Quinn-Quintin, who received grants on October 16, 2006, in connection with the commencement of her employment). The stock options terminate 10 years from the date of grant and vest one-quarter annually beginning on the first anniversary of the grant date. The restricted stock units vest one-third annually beginning on the second anniversary of the grant date, except for the one-time sign-on grant of 18,031 restricted stock units to Ms. Quinn-Quintin, which vest 50% on the first anniversary of the grant date and 100% on the second anniversary of the grant date. Upon separation, these stock options and restricted stock units were converted into Covidien options and Covidien restricted stock units according to the Separation and Distribution Agreement referenced above in the narrative to columns D and E of the Summary Compensation Table. The grants issued by us on July 2, 2007, include non-qualified stock options and restricted stock units, both of which vest one-quarter annually beginning on the first anniversary of the grant date. All Tyco awards are presented on a post-conversion basis; that is, grants of Tyco equity that were converted into Covidien equity have been reported as Covidien equity in this table.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding stock option awards and unvested restricted stock or restricted stock unit awards (including related dividend equivalent units) held by each named executive officer as of September 28, 2007. All Tyco numbers are presented on a post-conversion basis; that is, grants of Tyco equity that were converted into Covidien equity have been reported as Covidien equity in this table. For a more complete understanding of the table, please read the footnotes that follow the table.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(A)	(B)	(C)	(D)	(E)	(G)	(H)
Richard J. Meelia	117,598[1]	0	$33.0388	10/01/2008	8,750[6]	$363,125
	31,801[1]	0	$37.2848	10/22/2008	10,750[7]	$446,125
	470,394[1]	0	$46.9829	02/07/2009	62,719[8]	$2,602,839
	61,778[1]	0	$52.5482	10/17/2009	574[9]	$23,821
	39,199[1]	0	$46.4357	01/09/2010	33,867[10]	$1,405,481
	195,997[1]	0	$64.6243	10/02/2010	185,670[11]	$7,705,305
	11,451[1]	0	$67.6646	10/23/2010
	313,596[1]	0	$57.0160	09/30/2011
	76,023[1]	0	$64.5321	10/25/2011
	156,798[1]	0	$30.4016	02/04/2012[12]
	352,795[1]	0	$18.2018	03/06/2013
	215,597[1]	0	$35.4533	03/25/2014
	104,532[2]	52,266	$45.6575	03/09/2015
	42,074[3]	84,148	$36.9903	11/21/2015
	0	195,997[4]	$38.6485	11/20/2016
	0	640,200[5]	$43.0878	07/01/2017
Charles J. Dockendorff	20,905[1]	0	$41.3730	07/07/2008	1,895[6]	$78,643
	31,359[1]	0	$45.8108	03/31/2009	2,125[7]	$88,188
	31,359[1]	0	$55.6428	04/17/2010	15,052[8]	$624,658
	31,359[1]	0	$57.1023	03/25/2011	137[9]	$5,686
	78,399[1]	0	$30.4016[13]	02/04/2012	6,679[10]	$277,179
	39,199[1]	0	$18.2018	03/06/2013	47,810[11]	$1,984,115
	32,457[1]	0	$35.4533	03/25/2014
	21,638[2]	10,819	$45.6575	03/09/2015
	8,337[3]	16,672	$36.9903	11/21/2015
	0	47,039[4]	$38.6485	11/20/2016
	0	164,900[5]	$43.0878	07/01/2017
José E. Almeida	21,638[2]	10,819	$45.6575	03/09/2015	1,895[6]	$78,643
	0	16,673[3]	$36.9903	11/21/2015	2,125[7]	$88,188
	0	33,554[4]	$38.6485	11/20/2016	10,740[8]	$445,710
	0	161,500[5]	$43.0878	07/01/2017	97[9]	$4,026
					6,679[10]	$277,179
					46,820[11]	$1,943,030
John H. Masterson	23,519[1]	0	$33.8413	04/07/2008	1,360[6]	$56,440
	15,679[1]	0	$45.8108	03/31/2009	1,425[7]	$59,138
	23,519[1]	0	$55.6428	04/17/2010	11,289[8]	$468,494
	23,519[1]	0	$57.1023	03/25/2011	103[9]	$4,275
	31,359[1]	0	$30.4016[13]	02/04/2012	4,420[10]	$183,430
	18,031[1]	0	$35.4533	03/25/2014	30,170[11]	$1,252,055
	15,523[2]	7,761	$45.6575	03/09/2015
	5,567[3]	11,132	$36.9903	11/21/2015
	0	35,279[4]	$38.6485	11/20/2016
	0	104,000[5]	$43.0878	07/01/2017
Karren A. Quinn-Quintin	0	15,679[4]	$37.5132	10/16/2016	18,031[14]	$748,287
	0	56,000[5]	$43.0878	07/01/2017	5,017[8]	$208,206
					164[15]	$6,806
					45[9]	$1,868
					16,250[11]	$674,375
Kevin J. Gould	8,954[1]	0	$45.8108	12/31/2007
	9,949[1]	0	$55.6428	12/31/2007
	7,462[1]	0	$64.6243	12/31/2007
	9,949[1]	0	$57.1023	12/31/2007
	10,298[1]	0	$35.4533	12/31/2007
	31,093[1]	0	$45.6575	03/31/2008
	13,681[1]	0	$36.9903	03/31/2008

Footnotes

[1]	Represents fully vested stock options to purchase Covidien stock that were converted upon separation from fully vested options originally granted by Tyco to purchase Tyco stock.

[2]

Represents partially vested stock options to purchase Covidien stock that were converted upon separation from partially vested options granted by Tyco to purchase Tyco stock that were granted on March 10, 2005. These grants vest one-third annually beginning on the first anniversary of the grant date.

[3]

Represents partially vested stock options to purchase Covidien stock that were converted upon separation from partially vested options granted by Tyco to purchase Tyco stock that were granted on November 22, 2005. These grants vest one-third annually beginning on the first anniversary of the grant date.

[4]

Represents unvested stock options to purchase Covidien stock that were converted upon separation from unvested options granted by Tyco to purchase Tyco stock that were granted on November 21, 2006, except in the case of Ms. Quinn-Quintin, whose option award was granted on October 16, 2006, in connection with her commencement of employment. These grants vest one-quarter annually beginning on the first anniversary of the grant date.

[5]	Represents stock options for Covidien stock granted by us as part of our founders’ grants on July 2, 2007. These grants vest one-quarter annually beginning on the first anniversary of the grant date.

[6]

Represents restricted stock awards for Covidien stock that were converted upon separation from restricted stock awards for Tyco stock that were granted on March 10, 2005. These awards fully vest on the third anniversary of the grant date.

[7]

Represents restricted stock awards for Covidien stock that were converted upon separation from restricted stock awards for Tyco stock that were granted on November 22, 2005. These awards fully vest on the third anniversary of the grant date.

[8]

Represents restricted stock unit awards for Covidien stock that were converted upon separation from restricted stock unit awards for Tyco stock that were granted on November 21, 2006, except in the case of Ms. Quinn-Quintin, whose restricted stock unit award was granted on October 16, 2006, in connection with the commencement of her employment. These awards vest one-third annually beginning on the second anniversary of the grant date.

[9]

Represents dividend equivalent units credited on restricted stock unit awards for Covidien stock that were converted upon separation from the restricted stock unit awards for Tyco stock that Tyco granted on November 21, 2006, except in the case of Ms. Quinn-Quintin, whose restricted stock unit award was granted on October 16, 2006, in connection with the commencement of her employment. These dividend equivalent units vest according to the same vesting schedule as the underlying restricted stock, i.e., one-third annually beginning on the second anniversary of the grant date.

[10]

Represents amounts payable pursuant to the Tyco International Ltd. FY06-FY08 Performance Share Program that were converted upon separation to time-vested restricted stock units for Covidien stock that fully vest on September 30, 2008.

[11]

Represents unvested restricted stock units for Covidien stock awarded by us as part of our founders’ grants on July 2, 2007. These awards vest one-quarter annually beginning on the first anniversary of the grant date.

[12]	Per an agreement entered into on December 4, 2006, Mr. Meelia agreed to exercise this option in calendar year 2008.

[13]

As described in our Current Report on Form 8-K filed on November 23, 2007, and noted in the Compensation Discussion and Analysis above, the Compensation Committee increased the exercise price with respect to options to purchase 26,133 shares held by Mr. Dockendorff, and options to purchase 10,453 shares held by Mr. Masterson, from $30.4016 per share to $40.05 per share (the closing price of our stock on December 3, 2007, the effective date of the change) to avoid the potential imposition of additional income tax liability under Code Section 409A.

[14]

Represents a one-time sign-on grant of restricted stock units for Covidien stock that were converted upon separation from restricted stock unit awards for Tyco stock that were granted on October 16, 2006, in connection with Ms. Quinn-Quintin’s commencement of employment. This award vests one-half annually beginning on the first anniversary of the grant date.

[15]

Represents dividend equivalent units credited on the restricted stock unit award for Covidien stock that was converted upon separation from the restricted stock unit award for Tyco stock that Tyco granted on October 16, 2006. These dividend equivalent units vest according to the same vesting schedule as the underlying restricted stock, i.e., one-half annually beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information regarding the number of Tyco stock options that were exercised by named executive officers during the last fiscal year before separation and the value realized from the exercise of such awards. The table also provides information regarding the vesting of Tyco restricted stock during the last fiscal year before separation. The number of shares with respect to these Tyco stock options and Tyco restricted stock is presented on a pre-conversion basis; that is, exercises and vesting of Tyco options or restricted stock are reported as Tyco shares because these exercises and vesting events occurred pre-separation. Post-separation, no named executive officer exercised any Covidien options or became vested in any Covidien restricted stock units (including Tyco restricted stock units that converted to Covidien restricted stock units at separation) during fiscal year 2007. For a more complete understanding of the table, please read the narrative disclosures that follow the table.

FISCAL 2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(A)	(B)	(C)	(D)	(E)
Richard J. Meelia	175,000 100,000	$1,959,178 $1,066,400	60,000	$1,909,500
Charles J. Dockendorff	51,200	$531,441	7,000 11,040	$205,135 $351,348
José E. Almeida	41,400 10,633	$145,107 $33,494	11,100	$361,694
John H. Masterson	12,000 10,000	$128,242 $161,043	6,130	$195,087
Karen A. Quinn-Quintin	—	—	—	—
Kevin J. Gould	—	—	7,000 11,040 15,000 30,000 12,000	$205,135 $351,348 $469,125 $938,250 $375,300

Option Awards (Columns B and C) The information reported in Columns B and C reflects pre-separation exercises of options for Tyco stock.

Stock Awards (Columns D and E) The information reported in Columns D and E reflects the pre-separation vesting of Tyco restricted stock. Pursuant to the Separation and Distribution Agreement, certain awards of restricted stock (as described more fully in the Separation and Distribution Agreement) converted to awards of restricted stock of Tyco, Tyco Electronics and Covidien upon separation. One-half of the non-employer portion of such awards (with respect to named executive officers, it is the Tyco and Tyco Electronics portion) vested on July 2, 2007, and the remaining half vested on January 2, 2008. As of the last day of fiscal 2007, each named executive officer other than Ms. Quinn-Quintin and Mr. Gould was vested in one-half of the Tyco and Tyco Electronics restricted stock awards, as listed in the following chart.

Named Executive Officer	Non-Employer Shares Vested	Value
Richard J. Meelia	9,750 Tyco	$516,458
	9,750 Tyco Electronics	$388,099

Charles J. Dockendorff	2,011 Tyco	$106,523
	2,011 Tyco Electronics	$80,048

José E. Almeida	2,011 Tyco	$106,523
	2,011 Tyco Electronics	$80,048

John H. Masterson	1,393 Tyco	$73,788
	1,393 Tyco Electronics	$55,448

Pension Benefits

Messrs. Almeida, Dockendorff, Masterson, and Meelia participate in the Kendall/ADT Pension Plan, which was frozen with respect to all future benefit accruals (except interest crediting on the cash balance benefit) as of July 1, 1995. The Pension Plan has two components:

•	a final average pay pension benefit, which was frozen as of May 31, 1990; and
•	a cash balance benefit.

Messrs. Dockendorff and Meelia are entitled to benefits payable pursuant to both components, while Messrs. Almeida and Masterson are entitled only to the cash balance benefit.

Participants retiring on their normal retirement date (attainment of age 65) are entitled to a monthly pension calculated as the sum of:

•	the benefit accrued under the provisions of the plan as in effect on June 1, 1990, including the value of the benefit derived from employee contributions; and
•	with respect to accruals on or after June 1, 1990, the actuarial equivalent of the participant’s current account.

The current account is credited with interest with the one-year Treasury bill rate in effect on January 1st for each calendar year and service credits as follows:

Tier	Years of Benefit Service	Percent of Compensation

I	0-2	4.75%
II	3-9	5.25%
III	10-14	6.00%
IV	15-19	7.00%
V	20+	7.50%

Participants desiring to retire before normal retirement age may do so after attaining age 55 and completing five years of continuous service. If a participant chooses to retire before normal retirement age, his or her accrued benefit as of June 1, 1990 will be reduced by 0.33% per month for each month commencement precedes age 60. Only Mr. Meelia currently is eligible for retirement.

The following table provides information with respect to these pension benefits. For a more complete understanding of the table, please read the footnotes that follow the table.

2007 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service[1] (#)	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)
(A)	(B)	(C)	(D)	(E)
Richard J. Meelia	Kendall Pension Plan[3]	13.1	$20,581	—
	Kendall Pension Plan[4]	5.1	$87,911
Charles J. Dockendorff	Kendall Pension Plan[3]	0.7	$6,851	—
	Kendall Pension Plan[4]	5.1	$54,249
José E. Almeida	Kendall Pension Plan[4]	0.2	$1,664	—
John H. Masterson	Kendall Pension Plan[4]	2.1	$13,213	—

Footnotes

[1]

The number of years of service credited under the Kendall/ADT Pension Plan for the named executive officers is less than the number of actual years of service because the years of credited service were frozen as of July 1, 1995. This freeze does not result in any increase in benefit to the named executive officers.

[2]

All assumptions are as detailed in the FAS 87 actuarial reports for the fiscal year ending September 28, 2007, with the exception of the following: (a) retirement age is the earliest age at which unreduced payment of all benefits can be received; and (b) no pre-retirement mortality, disability or termination is assumed. The amounts are calculated as being payable at age 60, the earliest unreduced retirement age.

[3]	Represents benefit payable under the final average pay component.

[4]	Represents benefit payable under the cash balance benefit component.

Non-Qualified Deferred Compensation

The following table provides information with respect to non-qualified deferred compensation plans for each of the named executive officers. For more information regarding information contained in the table, please read the narrative disclosures and footnotes that follow the table and, for additional information regarding the material terms of our non-qualified deferred compensation plan, please see the “Compensation Discussion and Analysis” section beginning on page 15 of this Proxy Statement and the narrative disclosure regarding column H of the Summary Compensation Table.

FISCAL 2007 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(A)	(B)	(C)	(D)	(E)	(F)

Richard J. Meelia Covidien Supplemental Savings Plan.	$458,433	$62,408	$620,307	—	$4,112,672
Kendall Supplemental Executive Retirement Plan[2].					$112,929

Charles J. Dockendorff Covidien Supplemental Savings Plan.	$82,134	$16,838	$794,477	$553,404[1]	$11,361,439

José E. Almeida Covidien Supplemental Savings Plan.	$75,577	$34,608	$12,940	—	$269,362

John H. Masterson Covidien Supplemental Savings Plan.	$19,214	$12,056	$272,542	—	$3,778,996

Karen A. Quinn-Quintin Covidien Supplemental Savings Plan.	$55,788	$3,700	$3,509	—	$62,997

Kevin J. Gould Covidien Supplemental Savings Plan.	$190,104	$15,790	$988,493	$1,034,658	$16,578,206
Kendall Supplemental Executive Retirement Plan.				$9,133

Footnotes

[1]	Represents an in-service distribution from the Supplemental Savings Plan.

[2]

Represents a frozen benefit in the Kendall Company Senior Executive Supplemental Retirement Plan that was maintained by The Kendall Company prior to its acquisition by Tyco and which was designed to provide supplemental retirement benefits in excess of IRS limits applicable to tax-qualified retirement plans.

Executive Contributions in Last Fiscal Year (Column B) The amounts reported in Column B include amounts deferred by the named executive officers during the 2007 fiscal year under the Tyco International Ltd. Supplemental Savings and Retirement Plan (“Tyco Supplemental Savings Plan”) pre-separation and under our Supplemental Savings Plan post-separation. Each executive officer participated in the Tyco Supplemental Savings Plan pre-separation and, other than Mr. Gould, participates in our Supplemental Savings Plan post-separation. We refer to both the Tyco Supplemental Savings Plan and our Supplemental Savings Plan in the narrative to this table as the Supplemental Savings Plan. All amounts reported in this column are also included in the Salary and/or Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

Registrant Contributions in Last Fiscal Year (Column C) The amounts reported in Column C include amounts that Tyco credited to the Tyco Supplemental Savings Plan on behalf of the named executive officers during the 2007 fiscal year pre-separation and that we credited to our Supplemental Savings Plan on behalf of the named executive officers post-separation. These amounts are included in the amounts set forth in Column I of the Summary Compensation Table and are specifically broken out in the footnote to Column D of the All Other Compensation Table. Benefits represent an unfunded and unsecured obligation of the Company. The Supplemental Savings Plan credits participant accounts with a Company contribution based on the executive officer’s deferred base salary and bonus at the same rate at which the officer is eligible to receive matching contributions under the Company’s tax-qualified 401(k) plan on any contribution the executive officer makes to the Supplemental Savings Plan on compensation that is below the eligible pay limit (as described below) and on any compensation the executive officer earns above the eligible pay limit irrespective of whether the executive officer contributes to the Supplemental Savings Plan. The Company’s tax-qualified 401(k) plan provides a matching contribution of five dollars ($5.00) for every one dollar ($1.00) that Ms. Quinn-Quintin contributes up to the first one percent (1%) of eligible pay and, with respect to Mssrs. Meelia, Dockendorff, Almeida and Masterson (who have each been credited with more than 10 years of service), provides a matching contribution of six dollars ($6.00) for every one dollar ($1.00) the executive officer contributes up to the first two percent (2%) of the executive officer’s eligible pay. For purposes of the Supplemental Savings Plan, eligible pay is $220,000 for 2006 and $225,000 for 2007.

Aggregate Earnings in Last Fiscal Year (Column D) The amounts reported in Column D include earnings credited to the executive officer’s account in the Tyco Supplemental Savings Plan pre-separation and to our Supplemental Savings Plan post-separation. Earnings on credits to the Supplemental Savings Plan are determined by investment selections made by each executive officer in investment alternatives that generally mirror investment choices offered under the Company’s tax-qualified 401(k) plan, with the exception of the Covidien Stock Fund and the Fidelity Freedom Funds. The Company’s tax-qualified 401(k) plan offers a mix of investments through various mutual funds offered by Fidelity Investments. With respect to amounts credited to a predecessor plan, the Tyco Deferred Compensation Plan, which Tyco merged with and into the Tyco Supplemental Savings Plan pre-separation, however, Mssrs. Gould, Dockendorff and Masterson are entitled to select the Enhanced Moody’s Rate as an investment selection for amounts that were credited to such plan on their behalf at the time the Tyco Deferred Compensation Plan was merged into the Tyco Supplemental Savings Plan. The Enhanced Moody’s Rate is an interest rate that is equal to the rate that is published in Moody’s Bond Record (or www.moodys.com) under the heading “Moody’s Long-Term Corporate Bond Yield Average” and is equal to the average corporate bond yield (based on seasoned bonds with remaining maturities of at least 20 years) published as of the fiscal year-end of the Company preceding the plan year for which the rate is to be used.

Aggregate Balance at Last FYE (Column F) Upon separation, amounts credited to each executive officer’s account in the Tyco Supplemental Savings Plan were transferred to and credited under our Supplemental Savings Plan. As a result, the amount reported in Column F for each executive officer includes the executive officer’s total balance in our Supplemental Savings Plan as of September 28, 2007. For additional information regarding our Retirement Savings Plan and our Supplemental Savings Plan, see the “Compensation Discussion and Analysis” section beginning of page 15 of this Proxy Statement.

Potential Payments upon Termination, including Termination relating to Change in Control

Severance Plan. For all of the named executive officers in the table below, other than our Chief Executive Officer, who has an employment agreement which provides for certain severance benefits as described below, severance benefits are payable pursuant to the Covidien Ltd. Severance Plan for U.S. Officers and Executives. Under the Severance Plan, benefits are payable to an executive officer upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Post-termination benefits consist of:

•	continuation of base salary for a period of 18 months;

•	payment of 1.5 times target bonus, paid over a period of 18 months;

•	continuation of health and dental benefits at active employee rates for a period of 18 months;

•	12 months accelerated vesting of outstanding stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable option agreement);

•	outplacement services, in our discretion, for up to 12 months; and

•	payment of a pro-rata portion of the executive’s annual bonus for the year during which such officer’s employment terminates, in our discretion.

The payment of benefits is conditioned upon the executive officer executing a general release in favor of the Company and agreeing to covenants providing for the confidentiality of Company information, one year non-competition, two years of non-solicitation of Company employees and customers and non-disparagement. We may cancel or recover benefits previously paid if the executive officer does not comply with these provisions or violates the release of claims.

Change in Control Plan. For all of the named executive officers in the table below, change in control benefits are payable pursuant to the Covidien Ltd. Change in Control Severance Plan for Certain U.S. Officers and Executives. Under the Change in Control Plan, benefits are payable to an executive officer upon an involuntary termination of employment or good reason resignation that occurs during a period shortly before and continuing after a change in control. Post-termination benefits consist of:

•	continuation of base salary for a period of 24 months (36 months for the Chief Executive Officer, provided that the total base salary paid does not exceed 2.99 times his base salary);

•	payment of two times target bonus, paid over a period of 24 months (36 months for the Chief Executive Officer, provided that the total bonus paid does not exceed 2.99 times his base salary);

•	continuation of health and dental benefits at active employee rates for a period of 24 months (36 months for the Chief Executive Officer);

•	full vesting of outstanding stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable option agreement);

•	full vesting of any unvested restricted stock and restricted stock units which are subject solely to time-based vesting;

•	outplacement services, in our discretion, for up to 12 months;

•	payment of a pro-rata portion of the executive’s annual bonus for the year during which such officer’s employment terminates; and

•

payment of a tax gross-up amount in the event the payments to the executive officer exceed the lesser of 10 percent (10%) of three times the officer’s base amount (determined under Section 280G of the Internal Revenue Code) or fifty thousand dollars ($50,000).

Unvested restricted stock and restricted stock units that are subject to performance-based vesting may become fully vested upon a change in control if the change in control plan administrator determines that the applicable performance vesting requirements have been or will be attained, or would have been attained during the applicable severance period but for the change in control. We do not have any unvested restricted stock or restricted stock units that are subject to performance-based vesting.

The tables below reflect the amount of compensation that would become payable to each of the named executive officers, other than Kevin J. Gould, under existing agreements and plans if the named executive officer’s employment had terminated on September 28, 2007, the last day of our fiscal year, given the named executive’s service levels as of such date and, if applicable, based on our closing stock price as of that date, which was $41.50. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options and benefits available generally to salaried employees, such as distributions under the Company’s 401(k) plan.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change of control can be determined only at the time of any such event. Due to the number of factors that may affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be higher or lower than indicated in the tables. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the executive’s age and any additional agreements or arrangements we may enter into in connection with any termination. We have not included Mr. Gould in these tables, as benefits payable to him are described below under “Separation Agreement with Mr. Gould.” For a more complete understanding of the table, please read the narrative disclosures and footnote that follow the table.

POTENTIAL PAYMENTS UPON TERMINATION

Name and Termination Scenario	Cash Severance	Bonus	Option Awards	Stock Awards	Welfare Benefits and Outplacement	Tax Gross-Up	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Richard J. Meelia
Involuntary termination (other than for cause)	$4,400,000	$1,200,000	$329,462	$1,795,728	$48,415	—	$7,773,605
Involuntary termination (for cause)	—	—	—	—	—	—	—
Voluntary Termination	—	—	$189,741	$1,795,728	—	—	$1,985,469
Death or Disability	—	$1,200,000	$938,368	$12,676,845	—	—	$14,815,213
Change in Control Termination	$6,578,000	$1,200,000	$938,368	$12,676,845	$61,841	—	$21,455,054
Charles J. Dockendorff
Involuntary termination (other than for cause)	$1,512,375	$463,250	$71,124	—	$42,293	—	$2,089,042
Involuntary termination (for cause)	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Death or Disability	—	$463,250	$209,317	$3,091,029	—	—	$3,763,596
Change in Control Termination	$2,016,500	$463,250	$209,317	$3,091,029	$48,415	$1,238,448	$7,066,959
José E. Almeida
Involuntary termination (other than for cause)	$1,444,500	$428,000	$61,511	—	$42,293	—	$1,976,304
Involuntary termination (for cause)	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Death or Disability	—	$428,000	$170,869	$2,869,336	—	—	$3,468,205
Change in Control Termination	$1,926,000	$428,000	$170,869	$2,869,336	$48,415	$1,235,728	$6,678,348
John H. Masterson
Involuntary termination (other than for cause)	$1,115,625	$318,750	$50,248	—	$42,293	—	$1,526,916
Involuntary termination (for cause)	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Death or Disability	—	$318,750	$150,800	$2,050,376	—	—	$2,519,926
Change in Control Termination	$1,487,500	$318,750	$150,800	$2,050,376	$48,415	$818,972	$4,874,813
Karen A. Quinn-Quintin
Involuntary termination (other than for cause)	$984,375	$281,250	$15,624	—	$42,293	—	$1,334,684[1]
Involuntary termination (for cause)	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Death or Disability	—	$281,250	$62,509	$1,639,541	—	—	$1,983,300
Change in Control Termination	$1,312,500	$281,250	$62,509	$1,639,541	$48,415	$618,374	$3,973,731[1]

Footnotes

[1]

Also includes $7,442 in employer contributions to the Retirement Savings Plan and $3,700 in Company credits to the Supplemental Savings Plan that will become fully vested (1) upon an involuntary termination (other than for cause) in the event that Ms. Quinn-Quintin enters into a severance agreement with the Company or (2) upon a change in control termination. All other named executive officers are currently vested in employer contributions and Company credits.

Cash Severance (Column B)

Involuntary Termination (other than for cause). For all named executive officers other than Mr. Meelia, the cash severance amount in the involuntary termination scenario represents continuation of the officer’s base salary and target annual bonus amount as of September 28, 2007 during an 18-month severance period, payable on our normal payroll schedule. If necessary to comply with Section 409A of the Internal Revenue Code, we will delay payment of these benefits until six months after termination of employment.

For Mr. Meelia, this amount represents a lump sum cash payment in an amount equal to two times his base salary and target annual bonus as of September 28, 2007, pursuant to his Employment Agreement and as described below under “Employment Agreement with Mr. Meelia.” Payments to Mr. Meelia may be delayed until six months after termination of employment if necessary to comply with Section 409A of the Internal Revenue Code.

Change in Control. For all named executive officers other than Mr. Meelia, the cash severance amount in the change in control scenario represents continuation of the executive officer’s base salary and target annual bonus amount as of September 28, 2007, during a 24-month severance period, payable on our normal payroll schedule.

For Mr. Meelia, the cash severance amount in the change in control scenario represents continuation of his base salary and target annual bonus amount as of September 28, 2007, during a 36-month severance period, payable on our normal payroll schedule, up to a maximum of 2.99 times his base salary and target bonus amounts.

Bonus (Column C) The bonus amount represents payment of a pro-rata portion of the annual bonus payable to the executive officer for the year during which the termination or change in control occurred. Pursuant to SEC guidance, we assume that the change in control occurs on September 28, 2007, the last day of the 2007 fiscal year, thereby entitling such officer to the full bonus for such fiscal year.

Option Awards (Column D)

Involuntary Termination (other than for cause). The option award amount represents the amount of outstanding options held by the executive officer that would have vested during the 12-month period that immediately follows September 28, 2007.

Involuntary Termination (for cause). Option awards include a “claw-back” feature that allows us to recover the amount of any profit the named executive officer realized upon the exercise of any portion of options generally during the 12-month period that occurs immediately prior to the officer’s involuntary termination for cause. For this purpose, “cause” means misconduct that is willfully or wantonly harmful to the Company or any of its subsidiaries, monetarily or otherwise, including, without limitation, conduct that violates the Company’s code of ethical conduct.

Change in Control. The option award amount represents the full vesting of all outstanding options held by the executive officer as of September 28, 2007.

Stock Awards (Column E)

Involuntary Termination (other than for cause). The stock award amount for Mr. Meelia represents the pro-rata vesting of his Tyco and Tyco Electronics restricted stock awards. The terms and conditions applicable to the Tyco and Tyco Electronics restricted stock grants that were converted from the Tyco awards on March 10, 2005 and November 22, 2005 provide that upon a termination of employment due to retirement (defined as a termination of employment after attainment of age 55, where the sum of the employee’s age and years of service is at least 60) the employee is entitled to pro rata vesting of such award determined by the number of full years (in the case of the March 10, 2005 award and rounded to the nearest full year) or full months (in the case of the November 22, 2005 award) the employee completed since the grant date. During the 2007 fiscal year, Mr. Meelia attained age 58 and completed 16 years of service. If Mr. Meelia terminated employment on September 28, 2007, he would have been entitled to full vesting on the March 10, 2005 award and 61.1% vesting on the November 22, 2005 awards. As discussed in the section entitled “Tyco Restricted Stock Awards Prior to Fiscal 2007” under “Stock Awards (Column E)” in the “Summary Compensation Table”, 50% of the Tyco and Tyco Electronics restricted stock awards granted pre-separation vested on July 2, 2007, and the remaining 50% vested on January 2, 2008. Because only 50% of these awards had vested as of September 28, 2007, the date upon which the amounts for this table are calculated pursuant to SEC regulations, the amounts reported represent the additional vesting (i.e., the vesting percentage above 50%) that Mr. Meelia would have received if he terminated employment on September 28, 2007, and before the remaining 50% of these awards vested, specifically an additional 50% with respect to his March 10, 2005 award and an additional 11.1% with respect to his November 22, 2005 award.

Involuntary Termination (for cause). Stock awards include a “claw-back” feature that allows us to recover the amount realized by the executive officer upon the vesting of any stock award during the 12-month period that occurs immediately prior to the officer’s involuntary termination for cause. For this purpose, “cause” means misconduct that is willfully or wantonly harmful to the Company or any of its subsidiaries, monetarily or otherwise including, without limitation, conduct that violates the Company’s code of ethical conduct.

Change in Control. The stock award amount represents the full vesting of all restricted stock and restricted stock unit awards held by the executive officer as of the change in control.

Welfare Benefits and Outplacement Services (Column F) The welfare benefits amount represents the employer portion of the premium paid on behalf of the executive officer for continued coverage under the Company’s health and dental plans during the applicable severance period. Although payable in our discretion with respect to executives other than Mr. Meelia, we assume that we would pay $25,000 on behalf of each executive officer for outplacement services.

Involuntary Termination (other than for cause). The applicable severance period is 24 months for Mr. Meelia and 18 months for all other named executive officers.

Change in Control. The applicable severance period is 36 months for Mr. Meelia and 24 months for all other named executive officers.

Tax Gross-Up (Column G) If payments to an executive officer upon a change in control exceed the lesser of 10 percent (10%) of three times the officer’s base amount (as such term is defined in Section 280G of the Internal Revenue Code) or fifty thousand dollars ($50,000), the Company provides a tax gross-up payment that provides the officer with a net payment equal to the payment the officer would have received had the applicable excise taxes imposed by Section 4999 of the Internal Revenue Code not applied. If payments to an executive officer would be nondeductible due to application of Section 280G, but such payments do not exceed the limit described above, the payments to the officer will be reduced to an amount such that the excise taxes imposed by Section 4999 would not apply.

Employment Agreement with Mr. Meelia

Before separation, Tyco entered into two agreements with Mr. Meelia regarding his employment with the Company. The first agreement was a Settlement Agreement that provided for the termination of Mr. Meelia’s then-current retention agreement. The second agreement was an Employment Agreement that provided for Mr. Meelia to continue serving as the Chief Executive Officer of Tyco’s healthcare business until the separation and to serve as the Chief Executive Officer of Covidien after the separation. Mr. Meelia is the only executive officer with an employment agreement.

The Employment Agreement provides that Mr. Meelia will receive a base salary, bonus and a long-term incentive opportunity determined by the Tyco Board before separation and by the Company’s Board after separation, as well as be eligible to participate in all employee benefit plans and programs applicable to executives generally. The Employment Agreement will continue for an indefinite term, and Mr. Meelia will be employed by the Company at will. The general terms of the Employment Agreement also provide that, if Mr. Meelia’s employment is terminated for any reason other than by the Company for cause (as defined in the Employment Agreement) and subject to the execution of a general release in favor of the Company in the form provided in the Employment Agreement, the Company is obligated to pay him a lump sum cash payment in an amount equal to two times the sum of (1) the greater of his then-current base salary or his base salary as in effect immediately before December 29, 2006, and (2) the greater of (i) his then-current target annual bonus or (ii) the average annual bonus received by him or his target bonus, whichever is greater, for the two fiscal years immediately preceding the date his employment terminates. This payment may be delayed until six months after termination of employment if necessary to comply with Section 409A of the Internal Revenue Code. Also, Mr. Meelia and his eligible dependents will receive continued coverage for two years in all health and welfare plans in which he participated on his date of termination under the same terms and conditions as in effect on the date of termination (or as amended from time to time), subject to Mr. Meelia’s continued payment of applicable premiums. Mr. Meelia is required, under the terms of the Employment Agreement, not to disclose confidential Company information at any time, not to compete with the Company nor solicit our management level employees, or customers of the Company for a period of one year following termination of employment, and not to disparage the Company after his termination. The termination benefits provided under the Employment Agreement are in lieu of any termination or severance benefits for which Mr. Meelia may be eligible under any of the Company’s plans, policies or programs.

Separation Agreement with Mr. Gould

Before separation, Mr. Gould was employed by Tyco’s healthcare business, which upon separation became Covidien. Tyco entered into a Separation Agreement with Mr. Gould dated October 7, 2006. Under the Separation Agreement, Mr. Gould’s employment with Tyco ceased as of March 31, 2007. Following termination, Mr. Gould became entitled to receive cash payments totaling $1,867,588. These payments represent 18 months of Mr. Gould’s base salary ($862,500), his annual target bonus multiplied by 1.5 ($646,875), the prorated portion of his annual bonus for fiscal 2007 ($255,482), 18 months of his perquisite allowance ($86,250) and continued medical and dental coverage ($16,481) through September 30, 2008. All unvested restricted shares and stock options also vested immediately as of March 31, 2007, with the stock options remaining exercisable through March 31, 2008. Any unvested portion of Mr. Gould’s account in the Covidien Supplemental Savings and Retirement Plan also vested fully on March 31, 2007. Outplacement services will be provided for 12 months, with a limit on the cost of such services of $40,000. In consideration for these benefits, Mr. Gould has executed a general release in favor of the Company and also agreed to confidentiality, non-solicitation and non-competition provisions.

SECURITY OWNERSHIP AND REPORTING

Security Ownership of Certain Beneficial Owners and Management

The following tables show the number of shares of common stock beneficially owned:

•

as of December 1, 2007, by each current director and nominee for director, each executive officer named in the Summary Compensation Table under “Executive Officer Compensation” and our directors and executive officers as a group; and

•	as of the date indicated by each owner of 5% or more of our outstanding shares of common stock.

A person is deemed to be a beneficial owner of common shares if he or she, either alone or with others, has the power to vote or to dispose of those common shares or the right to acquire such power within 60 days of the date of the table. Common shares subject to stock options presently vested or vesting within 60 days of December 1, 2007, restricted stock units and dividend equivalent units are deemed to be outstanding and beneficially owned by the person holding the securities for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. There were 497,807,938 Covidien common shares outstanding as of December 1, 2007. The tables below are based on information furnished by the persons named, public filings and our records.

Directors and Executive Officers

Name of Beneficial Owner	Number of Covidien Common Shares Beneficially Owned	Percentage Ownership
Richard J. Meelia [1]	2,626,639	*
Charles J. Dockendorff [2]	475,389	*
José E. Almeida [3]	106,950	*
Kevin J. Gould [4]	123,816	*
John H. Masterson [5]	257,477	*
Karen Quinn-Quintin [6]	40,694	*
Craig Arnold [7]	2,579	*
Robert H. Brust [8]	2,098	*
John M. Connors, Jr. [9]	2,098	*
Christopher J. Coughlin [10]	156,449	*
Timothy M. Donahue [11]	2,098	*
Kathy J. Herbert [12]	2,098	*
Randall J. Hogan, III [13]	2,162	*
Dennis H. Reilley [14]	9,296	*
Tadataka Yamada [15]	2,098	*
Joseph A. Zaccagnino [16]	2,098	*
All directors and executive officers as a group (22 persons) [17]	4,086,038	*

*	Represents less than 1% of outstanding common shares.

[1]

Includes 19,500 restricted common shares, 283,839 restricted stock units and 2,280,706 common shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of December 1, 2007.

[2]

Includes 4,020 restricted common shares, 69,932 restricted stock units and 393,506 common shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of December 1, 2007.

[3]

Includes 4,020 restricted common shares, 64,568 restricted stock units and 38,362 common shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of December 1, 2007.

[4]	Mr. Gould ceased being an employee on March 31, 2007. The numbers in this table reflect the number of shares known to be beneficially owned by him as of May 31, 2007 rather than on December 1, 2007.

[5]

Includes 2,785 restricted common shares, 46,150 restricted stock units and 202,460 common shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of December 1, 2007.

[6]	Includes 36,775 restricted stock units and 3,919 common shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of December 1, 2007.

[7]	Includes 2,098 restricted stock units.

[8]	Includes 2,098 restricted stock units.

[9]	Includes 2,098 restricted stock units.

[10]

Includes 20,000 restricted common shares, 18,515 restricted stock units and 99,499 common shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of December 1, 2007.

[11]	Includes 2,098 restricted stock units.

[12]	Includes 2,098 restricted stock units.

[13]	Includes 2,098 restricted stock units and 64 shares held in a trust over which Mr. Hogan has shared dispositive and voting power.

[14]	Includes 4,196 restricted stock units.

[15]	Includes 2,098 restricted stock units.

[16]	Includes 2,098 restricted stock units.

[17]	Does not include Mr. Gould, who ceased being an employee on March 31, 2007.

5% Beneficial Owners

Name and Address of Beneficial Owner	Number of Covidien Common Shares Beneficially Owned	Percentage Ownership
Davis Selected Advisors LP1 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	31,755,864	6.4%
Dodge & Cox[2] 555 California Street, 40th Floor San Francisco, CA 94104	27,071,760	5.4%

[1]

The amount shown for the number of common shares beneficially owned by Davis Selected Advisors LP (“Davis”) was provided by Davis pursuant to a Form 13F dated November 9, 2007, for the quarter ended September 30, 2007.

[2]

The amount shown for the number of common shares beneficially owned by Dodge & Cox (“Dodge”) was provided by Dodge pursuant to a Form 13F dated November 8, 2007, for the quarter ended September 30, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than 10 percent of our common shares to file reports of ownership and changes in ownership of such common shares with the SEC and NYSE. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, we believe that all required Section 16(a) reports were timely filed during our fiscal year ended September 28, 2007, except that one Form 4 for Christopher J. Coughlin relating to the withholding of shares to cover taxes incurred upon the vesting of restricted stock units was inadvertently filed late.

ITEMS TO BE VOTED UPON

Proposal Number One—Election of Directors

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the 2008 Annual General Meeting a slate of 11 nominees, all of whom are currently serving on the Board. The nominees are Richard J. Meelia, Dennis H. Reilley, Craig Arnold, Robert H. Brust, John M. Connors, Jr., Christopher J. Coughlin, Timothy M. Donahue, Kathy J. Herbert, Randall J. Hogan, III, Tadataka Yamada and Joseph A. Zaccagnino. Biographical information regarding each of the 11 nominees is set forth below. The election of directors will take place at the Annual General Meeting. Election of each director requires the affirmative vote of a majority of the votes cast by the holders of common shares represented at the Annual General Meeting in person or by proxy. Shareholders are entitled to one vote per share for each of the 11 directors to be elected. Covidien is not aware of any reason why any of the nominees will not be able to serve if elected. Each of the directors elected will serve until the 2009 Annual General Meeting and until their successors, if any, are elected and qualified.

Current Directors Nominated for Re-Election

Craig Arnold

Mr. Arnold, age 47, joined our Board of Directors immediately following our separation from Tyco. Mr. Arnold has served as Senior Vice President of Eaton Corporation and President of the Fluid Power Group of Eaton Corporation, a diversified industrial manufacturer, since 2000. Prior to joining Eaton, Mr. Arnold was employed in a series of progressively more responsible positions at General Electric Company from 1983 to 2000.

Robert H. Brust

Mr. Brust, age 64, joined our Board of Directors in 2006, prior to our separation from Tyco. Mr. Brust served as Executive Vice President of Eastman Kodak Company, a provider of photographic products and services, from January 2000 to February 2007. He also served as Chief Financial Officer of Kodak from January 2000 to November 2006. Prior to joining Kodak, Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation from 1997 to 1999. He also worked in a variety of financial and financial management positions at General Electric Company from 1965 to 1997. Mr. Brust is currently a director of Applied Materials, Inc. and Delphi Corporation.

John M. Connors, Jr.

Mr. Connors, age 65, joined our Board of Directors immediately following our separation from Tyco. Since 2006, Mr. Connors has served as Chairman Emeritus of Hill, Holliday, Connors, Cosmopulos, Inc., a full-service advertising agency that is part of The Interpublic Group of Companies, Inc. Mr. Connors served as Chairman of Hill, Holliday from 2003 to 2006 and from 1968 to 2003 he was Chairman, President and Chief Executive Officer of Hill, Holliday. Mr. Connors is also a director of Hasbro, Inc.

Christopher J. Coughlin

Mr. Coughlin, age 55, joined our Board of Directors immediately following our separation from Tyco. Mr. Coughlin has been Executive Vice President and Chief Financial Officer of Tyco, a global provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products, since March 2005. Prior to joining Tyco, Mr. Coughlin served as Chief Operating Officer of The Interpublic Group of Companies, Inc. from June 2003 to December 2004. He joined Interpublic from Pharmacia Corporation, where he was Chief Financial Officer from 1998 to 2003. Previously, he held the position of Executive Vice President and Chief Financial Officer of Nabisco Holdings, where he also served as President of Nabisco International. Mr. Coughlin also serves as a director of The Dun & Bradstreet Corporation.

Timothy M. Donahue

Mr. Donahue, age 58, joined our Board of Directors immediately following our separation from Tyco. Mr. Donahue served as Chairman of Sprint Nextel Corporation, a wireless and wireline communications company, from 2005 to 2006. He was the Chief Executive Officer of Nextel Communications, Inc. from 1999 until August 2005, and the President of Nextel from 1996 until August 2005. Mr. Donahue is also a director of Eastman Kodak Company and NVR, Inc.

Kathy J. Herbert

Ms. Herbert, age 54, joined our Board of Directors immediately following our separation from Tyco. From 2001 to 2006, Ms. Herbert served as Executive Vice President, Human Resources, of Albertson’s, Inc., an operator of supermarkets, combination food-drug stores and drug stores located in the United States. Prior to joining Albertson’s, she had been with Jewel Osco since 1969 in a variety of positions, most recently Vice President, Human Resources.

Randall J. Hogan, III

Mr. Hogan, age 52, joined our Board of Directors immediately following our separation from Tyco. Mr. Hogan has served as Chairman and Chief Executive Officer of Pentair, Inc., an industrial manufacturing company, since 2002. From 2001 to 2002, he was President and Chief Executive Officer and from 1999 to 2001, President and Chief Operating Officer of Pentair. Prior to joining Pentair, he was President of United Technologies’ Carrier Transicold Division. Before that, he was with the Pratt & Whitney division of United Technologies, General Electric Company and McKinsey & Company.

Richard J. Meelia

Mr. Meelia, age 58, serves on our Board of Directors and has been our President and Chief Executive Officer since we separated from Tyco in June 2007. From January 2006 through the separation, Mr. Meelia was the Chief Executive Officer of Tyco Healthcare and from 1995 through the separation, Mr. Meelia was the President of Tyco Healthcare. Mr. Meelia is a director of Haemonetics Corporation.

Dennis H. Reilley

Mr. Reilley, age 54, joined our Board of Directors immediately following our separation from Tyco. Mr. Reilley served as Chairman of Praxair, Inc., a supplier of industrial gases and high-performance surface coatings, from 2000 to April 2007. He also served as Chief Executive Officer of Praxair from 2000 to December 2006. Prior to joining Praxair, Mr. Reilley held many key positions at DuPont from 1989 to 1998 when he was named Chief Operating Officer. Earlier in his career he held various managerial positions at Conoco. Mr. Reilley is also a director of H.J. Heinz Company, Marathon Oil Corporation and Dow Chemical Company.

Tadataka Yamada

Dr. Yamada, age 62, joined our Board of Directors immediately following our separation from Tyco. Dr. Yamada has served as President of the Global Health Program of the Bill & Melinda Gates Foundation since June 2006. From 2000 to 2006, Dr. Yamada was Chairman of Research and Development for GlaxoSmithKline Inc. and prior to that, he held research and development positions at SmithKline Beecham. Prior to joining SmithKline Beecham, Dr. Yamada was Chairman of the Department of Internal Medicine at the University of Michigan Medical School and Physician-in-Chief of the University of Michigan Medical Center.

Joseph A. Zaccagnino

Mr. Zaccagnino, age 61, joined our Board of Directors immediately following our separation from Tyco. Mr. Zaccagnino served as President and Chief
Executive Officer of Yale-New Haven Health System and its flagship Yale-
New Haven Hospital from 1991 until his retirement in 2005. Mr. Zaccagnino is a director of NewAlliance Bancshares, Inc.

The Board recommends that shareholders vote FOR the election of all 11 nominees for Director.

Proposal Number Two—Appointment Of Independent Auditors and Authorization of the

Audit Committee to Set Their Remuneration

In accordance with Section 89 of the Companies Act 1981 of Bermuda, our shareholders have the authority to appoint our independent auditors and to authorize our Audit Committee to set the auditors’ remuneration. Appointment of the independent auditors and authorization of the Audit Committee to set their remuneration require the affirmative vote of a majority of the votes cast by the holders of common shares represented at the Annual General Meeting in person or by proxy. The Audit Committee and the Board recommend that shareholders reappoint Deloitte & Touche LLP as our independent auditors to serve until the 2009 Annual General Meeting and authorize the Audit Committee of the Board to set the auditors’ remuneration.

Representatives of Deloitte & Touche LLP are expected to be at the Annual General Meeting, and they will be available to respond to appropriate questions.

The Audit Committee and the Board recommend that shareholders vote FOR the appointment of Deloitte & Touche LLP and the authorization of the Audit Committee to set the auditors’ remuneration.

AUDIT AND NON-AUDIT FEES

Set forth below are the aggregate fees for professional services rendered to Covidien by Deloitte & Touche LLP for the period beginning on June 29, 2007 (the date of our separation from Tyco) through September 28, 2007 (the end of our 2007 fiscal year).

	Audit and Non-Audit Fees
	(in millions	)
Audit Fees	$18.6
Audit-Related Fees	3.4
Tax Fees	.3
All Other Fees	0

Total	$22.3

Audit Fees were for professional services rendered for the year-end audit of our consolidated financial statements, quarterly review of the financial statements included in our Quarterly Report on Form 10-Q for the period ended June 29, 2007, consents and statutory filings.

Audit-Related Fees were primarily related to carve-out audits, provision of comfort letters and preparation for the Company’s anticipated adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2008.

Tax Fees were for tax compliance services.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

In June 2007, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by our independent auditors. Pursuant to the policy, our Corporate Controller will support the Audit Committee by providing a list of proposed services to the Committee, monitoring the services and fees pre-approved by the Committee, providing periodic reports to the Audit Committee with respect to pre-approved services and coordinating with management and the independent auditor to ensure compliance with the policy.

Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter. This approval includes approval of a specified list of audit, audit-related and tax services. Any service not included in the specified list of services must be submitted to the Audit Committee for pre-approval. The term of any pre-approval is 12 months, unless the Audit Committee specifically provides for a different period. The independent auditor may not begin work on any engagement without confirmation of Audit Committee pre-approval from our Corporate Controller or his or her delegate.

The Committee may, from time to time, delegate to the Chair of the Audit Committee the authority to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so. The Chair would report all such pre-approvals to the Audit Committee at the next Committee meeting.

AUDIT COMMITTEE REPORT

As more fully described in its charter, the Audit Committee oversees Covidien’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Company’s financial statements and the overall reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures and monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Covidien’s independent auditors are responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discussing with the Audit Committee any issues they believe should be raised. The independent auditors are also responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems, for issuing an attestation report on management’s assessment of internal control over financial reporting and for such other matters as the Audit Committee and Board determine. The requirement for management to report on its assessment of the effectiveness of the Company’s internal control over financial reporting and for the independent auditors to issue an attestation report on this assessment will first become effective for the Company for its fiscal year ending September 26, 2008.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management, the internal auditors and the independent auditors the consolidated financial statements for the fiscal year ended September 28, 2007. Management represented to the Committee that Covidien’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to communication with audit committees. In addition, the Committee has received from the independent auditors the written disclosures and letter required by the Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent auditors their independence from the Company and its management and has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based upon the Committee’s review and discussions referred to above, the Committee recommended to the Board that Covidien’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 28, 2007.

Audit Committee

Robert H. Brust, Chairman

Craig Arnold

Randall J. Hogan, III

OTHER MATTERS

Presentation of Financial Statements

In accordance with Section 84 of the Companies Act 1981 of Bermuda, Covidien’s audited consolidated financial statements for the fiscal year ended September 28, 2007 will be presented at the Annual General Meeting. These statements have been approved by Covidien’s directors. There is no requirement under Bermuda law that these statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting.

Registered and Principal Executive Offices

The registered and principal executive offices of Covidien are located at 131 Front Street, Hamilton HM 12, Bermuda. The telephone number there is (441) 298-2480.

Shareholder Proposals for the 2009 Annual General Meeting

In accordance with the rules established by the SEC, as well as under the provisions of our Amended and Restated Bye-laws, any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) intended for inclusion in the Proxy Statement for next year’s Annual General Meeting of shareholders must be received by us no later than September 26, 2008. Such proposals should be sent to our Secretary at 131 Front Street, Hamilton HM 12, Bermuda. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and the Amended and Restated Bye-laws, and must be a proper subject for shareholder action under Bermuda law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with U.S. federal proxy rules, Bermuda law and other legal requirements, without seeking to have the proposal included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. Bermuda law provides that shareholders holding not less than 5% of the total voting rights or 100 or more registered shareholders together may require a proposal to be submitted to an Annual General Meeting. Generally, notice of such a proposal must be deposited at our registered office not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited.

United States Securities and Exchange Commission Reports

Copies of our Annual Report on Form 10-K for the fiscal year ended September 28, 2007, as filed with the SEC (without exhibits), are available to shareholders free of charge on our web site at www.covidien.com or by writing to Covidien Shareholder Services, Covidien Ltd., 131 Front Street, Hamilton HM 12, Bermuda.

General

The enclosed proxy is solicited on behalf of our Board of Directors. Unless otherwise directed, proxies held by the Chief Executive Officer, the Chief Financial Officer and the General Counsel will be voted at the Annual General Meeting (or an adjournment or postponement thereof), FOR the election of all 11 nominees to the Board of Directors named on the proxy card and FOR the appointment of the independent auditors and the authorization of the Audit Committee of the Board to set the auditors’ remuneration. If any matter other than those described in this Proxy Statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the Chief Executive Officer, Chief Financial Officer or General Counsel will vote the common shares represented by such proxies in accordance with his discretion.

ADMISSION TICKET

Annual General Meeting of Shareholders
Tuesday, March 18, 2008, 10:00 a.m. Atlantic Time
The Fairmont Hamilton Princess Hotel
76 Pitts Bay Road
Pembroke, Bermuda

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL GENERAL MEETING OF SHAREHOLDERS

MARCH 18, 2008

The undersigned hereby appoints Richard J. Meelia, Charles J. Dockendorff and John H. Masterson, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all of the Common Shares of Covidien Ltd. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 10:00 a.m. Atlantic Time on March 18, 2008 at The Fairmont Hamilton Princess, 76 Pitts Bay Road, Pembroke, Bermuda and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and in their discretion upon any matter that may properly come before the meeting or any adjournment of the meeting.

If the undersigned is a participant in a Covidien retirement savings plan and has stock allocated to a plan account, the undersigned hereby instructs the trustee of the plans to vote all such shares of stock in accordance with the instructions on the reverse side of this proxy card at the Annual General Meeting and any adjournment or postponement thereof. If the undersigned does not provide voting instructions to the trustee, or if the proxy card is not received by the trustee, the trustee will vote such shares of stock at the Annual General Meeting and any adjournment or postponement in accordance with the terms of the applicable plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET, PLEASE MARK, SIGN, DATE

AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: _______________________________________________________

_______________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

VOTE BY INTERNET - www.proxyvote.com
c/o Covidien Ltd. Corporate Secretary 131 Front Street, 2nd Floor Hamilton HM 12 Bermuda	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 17, 2008 or 11:59 p.m. Eastern Time on March 15, 2008 for individuals who have Covidien shares allocated to a retirement savings plan account. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Covidien in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Covidien Ltd., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you transmit your voting instructions by Internet, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COVIDIEN LTD.
The Board of Directors recommends a vote FOR the nominees listed under Item 1.					The Board of Directors recommends a vote FOR Item 2.
Item 1 - Election of Directors					Item 2 - Appointment of Independent Auditors and authorization of the Audit Committee to set the auditors’ remuneration
NOMINEES:		For	Against	Abstain		For	Against	Abstain
1(a)	Craig Arnold	☐	☐	☐		☐	☐	☐
1(b)	Robert H. Brust	☐	☐	☐
1(c)	John M. Connors, Jr.	☐	☐	☐
1(d)	Christopher J. Coughlin	☐	☐	☐

1(e)	Timothy M. Donahue	☐	☐	☐

1(f)	Kathy J. Herbert	☐	☐	☐	HOUSEHOLDING ELECTION: Please indicate if you consent to receive certain future Investor communications in a single package per household.
1(g)	Randall J. Hogan, III	☐	☐	☐		☐
1(h)	Richard J. Meelia	☐	☐	☐

1(i)	Dennis H. Reilley	☐	☐	☐	Please indicate if you plan to attend the meeting.	☐

1(j)	Tadataka Yamada	☐	☐	☐	For address changes and/or comments, please check this box and write them on the back where indicated.	☐
1(k)	Joseph A. Zaccagnino	☐	☐	☐

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.					NOTE TO PARTICIPANTS IN COVIDIEN RETIREMENT SAVINGS PLANS: To allow sufficient time for the trustees of the plans to vote, the trustees must receive your voting instructions by 11:59 p.m. EST on March 15, 2008. If the trustees do not receive your instructions by that date, your shares in the plan will be voted in accordance with the terms of the applicable plan.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)			Date